UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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The Rouse Company

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THE ROUSE COMPANY

10275 LITTLE PATUXENT PARKWAY

COLUMBIA, MARYLAND 21044-3456

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To The Holders of Common Stock:

The Annual Meeting of Stockholders of The Rouse Company is called to be held at our principal executive offices on Thursday, May 6, 2004, at 11:00 a.m. at The Rouse Company Building at 10275 Little Patuxent Parkway, Columbia, Maryland, for the following purposes:

(a)	Election of directors to hold office until the Annual Meeting of Stockholders that is to be held in 2007 or until their respective successors are duly elected and qualify;

(b)	Consideration of a proposal by the Board of Directors to Amend the Charter of The Rouse Company to increase the total number of authorized shares of stock of The Rouse Company (the Board of Directors recommends a vote FOR the proposal);

(c)	Consideration of a stockholder proposal relating to separating the positions of Chairman of the Board and Chief Executive Officer (the Board of Directors recommends a vote AGAINST the proposal); and

(d)	Consideration of such other business as may properly come before the meeting.

Holders of Common Stock of the Company as of the close of business on March 10, 2004 will be entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof. The stock transfer books will not be closed.

For the convenience of stockholders, a form of proxy is enclosed. You are urged to complete and return the proxy.

By Order of the Board of Directors

Gordon H. Glenn

Secretary

April         , 2004

THE ROUSE COMPANY

10275 LITTLE PATUXENT PARKWAY

COLUMBIA, MARYLAND 21044-3456

PROXY STATEMENT

(First Mailed to Stockholders on April             , 2004)

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of The Rouse Company (the “Company”, “Rouse”, “we”, “our”, or “us”) to be voted at the Annual Meeting of Stockholders on May 6, 2004 and at any adjournments or postponements thereof (the “meeting”). The solicitation of proxies generally will be by mail and by directors, officers and regular employees of the Company. In some instances, solicitation may be made by telephone, telecopy or other means. All costs incurred in connection with the solicitation of proxies will be borne by the Company. Arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals, and the Company may reimburse them for reasonable out-of-pocket and clerical expenses. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies from stockholders for a fee of approximately $7,500 plus a charge for contacting specific stockholders and reasonable out-of-pocket expenses and disbursements.

Each properly executed proxy will be voted in accordance with the instructions marked on it. In the absence of specific instructions, a proxy will be voted for the election of the director nominees listed in the Proxy Statement, in accordance with the Board’s recommendation as to any proposal listed in the Proxy Statement and in the best discretion of the proxy holders as to any other matters, including, but not limited to, the election of one or more persons to fill one or more of the nominee positions if any of the nominees named in the Proxy Statement shall become unable or decline to serve as a director for any reason (an event which the Board does not anticipate), if the Board determines to fill such nominee’s position.

Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to exercise of the proxy. Such right of revocation is not limited or subject to compliance with any formal procedure.

In order to conduct business at the meeting, a quorum consisting of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting must be present in person or represented by proxy.

Directors are elected by a plurality of the votes cast by the holders of shares of common stock, par value $.01 per share (“Common Stock”), of the Company present in person or represented by proxy at the meeting. For purposes of the election of directors, abstentions and broker non-votes do not affect the plurality vote required. The affirmative vote of the holders of two-thirds of all the votes entitled to be cast on the matter is required to adopt the Charter amendment. Accordingly, abstentions and broker non-votes have the effect of a vote against the Charter amendment proposal. The affirmative vote of the holders of a majority of all votes cast on the matter is required to approve the stockholder proposal. For purposes of the stockholder proposal, abstentions will have the effect of a vote against the proposal and broker non-votes will not affect the vote required.

On March 10, 2004, the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting, the Company had outstanding and entitled to vote 102,649,479 shares of Common Stock. This class of stock has no cumulative voting rights, and each issued and outstanding share of Common Stock is entitled to one vote at the meeting.

The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 2003, has been mailed to all stockholders with this Proxy Statement. You may receive, without charge, a copy of the Company’s 2003 Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the “SEC”) by contacting Timothy J. Lordan, Vice-President and Director, Investor Relations, The Rouse Company, 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456, or by viewing the Company’s website at www.therousecompany.com. The website contains information about us and our operations. Copies of each of our filings with the SEC on Form 10-K, Form 10-Q and Form 8-K and all amendments to those reports can be viewed and downloaded free of charge as soon as reasonably practicable after the reports and amendments are electronically filed with or furnished to the SEC by accessing www.therousecompany.com, entering Investor Relations into the search engine and clicking Go, then clicking first on SEC Filings and then on Click here to continue on to view SEC Filings. The Company’s Corporate Governance Principles, Charters of the Audit, Compensation, and Nominating/Governance Committees of the Board of Directors, the Company’s Business Conduct and Ethics Policy and Senior Financial Officers Code of Ethics can be found at the Company’s website at www.therousecompany.com.

ELECTION OF DIRECTORS AND RELATED MATTERS

The Company has a classified Board with twelve director positions authorized. Two directors are nominated for reelection at the meeting and, if elected, their new terms of office will expire at the Annual Meeting of Stockholders to be held in 2007, or when their successors are elected and qualify.

The remaining eight current directors serve terms in office that expire at either the Annual Meeting of Stockholders to be held in 2005 or the Annual Meeting of Stockholders to be held in 2006, or when their successors are elected and qualify.

In connection with the consummation in June 1996 of a merger with The Hughes Corporation (“Hughes”), the Company entered into a Contingent Stock Agreement (the “Contingent Stock Agreement”) under which the owners of Hughes (the “Hughes Owners”) received rights to future distributions of Common Stock as part of the consideration in the merger. Under the Contingent Stock Agreement, as long as the Hughes Owners own at least 5% of the outstanding shares of Common Stock (but in no event for longer than 10 years), the Hughes Owners are entitled, through certain representatives, to recommend an individual for election to the Company’s Board. Platt W. Davis, III was recommended under this provision and currently serves as a director of the Company.

After eight years of service on the Board, Gerard J.M. Vlak will be retiring as a director, effective at the meeting, in accordance with the Company’s mandatory retirement policy for directors who have attained age 70. The Board deeply appreciates his dedication to the principles of the Company and the wisdom, high standards, sensitivity and leadership demonstrated by him during his tenure as a director.

After three years of service on the Board, Mark R. Tercek will be retiring as a director, effective at the meeting, in accordance with the policy of Goldman, Sachs & Co. that their managing directors not serve as directors of public corporations. The Board appreciates the energy he brought to this role and his particularly strong insights on financial matters.

The Board mourns the loss of Hanne M. Merriman who died on July 4, 2003. The Board deeply misses her remarkable energy, wonderful personality and her insights into retailing.

If one or more of the nominees for director is unable to serve for any reason, the holders of proxies solicited hereby, to the extent permitted by the rules of the SEC, reserve the right to nominate and vote for any other person or persons of their choice.

Information regarding the nominees for election at the meeting, including present business experience and business experience during the past five years, follows:

Nominees for Terms Expiring in 2007

Jeremiah E. Casey, age 64, has been a member of the Board since 1990. Mr. Casey is a director of National Life Insurance Company. Previously, he was a director and Chief Executive, USA of Allied Irish Banks, plc and Chairman of the Boards of Allfirst Financial Inc. and its banking, asset management, trust and brokerage subsidiaries. Mr. Casey is a director of the Irish American Endowment for Education, Inc. and Allfirst Charitable Gift Fund, Inc.

Roger W. Schipke, age 67, has been a member of the Board since 1992. Mr. Schipke is a private businessman, Executive in Residence, University of Louisville, College of Business and Public Administration, and Adjunct Professor, University of Kentucky, Gatton College of Business and Economics. He is a director of The Brunswick Corporation and Legg Mason, Inc.

Our Board of Directors recommends a vote FOR each of the foregoing nominees as a director of the Company.

Information regarding directors not standing for election at the meeting, including present business experience and business experience during the past five years, follows:

Directors Whose Terms Expire in 2006

Anthony W. Deering, age 59, has been a member of the Board since 1993. Mr. Deering is Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Deering is a director of certain T. Rowe Price Mutual Funds and Mercantile Bankshares Corporation, parent of Mercantile Bank and Trust. He also is a member of the Board of Governors of the National Association of Real Estate Investment Trusts and the Board of Governors of the Investment Company Institute. Mr. Deering is also a Trustee of the Baltimore Museum of Art, Johns Hopkins University, the Baltimore Center for the Performing Arts, the Charlesmead Foundation and The Rouse Company Foundation, Inc. Previously, Mr. Deering was the Vice Chairman of the Board of Directors of the Greater Baltimore Committee.

Rohit M. Desai, age 65, has been a member of the Board since 1980. Mr. Desai is Chairman of the Board and President of Desai Capital Management Incorporated, a specialized investment firm managing assets of various institutional clients. Mr. Desai is a director of Finlay Enterprises, Inc., Independence Community Bank Corp., SITEL Corporation and Triton PCS Holdings, Inc. In addition, Mr. Desai is a Trustee of the Asia Society, Independence Community Foundation and a Member of the Council on Foreign Relations.

Bert N. Mitchell, age 65, has been a member of the Board since 2004. Mr. Mitchell is Chairman and Chief Executive Officer of Mitchell & Titus, LLP, a public accounting firm. Mr. Mitchell is a director of BJ’s Wholesale Club, Inc. and is Chairman of the Board of Trustees of Ariel Investment Trust.

John G. Schreiber, age 57, has been a member of the Board since 2001. Mr. Schreiber is President of Centaur Capital Partners, Inc. and Co-Founder and Partner of Blackstone Real Estate Advisors, L.P. Mr. Schreiber is a Trustee of AMLI Residential Properties Trust and a director of The Brickman Group, Ltd. He also is a director of JMB Realty Corporation and a number of its affiliates, as well as certain T. Rowe Price Mutual Funds.

Directors Whose Terms Expire in 2005

David H. Benson, age 66, has been a member of the Board since 1987. Mr. Benson is Senior Advisor to Fleming Family and Partners, Chairman of the Board of COIF Charities Funds and Director and Trustee of Edward James Foundation. He was formerly Chairman of the Board of Charter European Trust plc, and a Vice Chairman of the Board of Kleinwort Benson Group plc. Mr. Benson is also a director of BG Group plc (formerly British Gas plc), Daniel Thwaites plc, The Dover Corporation, Murray International Investment Trust plc, FF and P Alternative Strategies Income Fund, Kleinwort Benson Trustees, and VIP Corporation, and Vice Chairman and Director, Leach International, Inc.

Platt W. Davis, III, age 60, has been a member of the Board since 1999. Mr. Davis is a partner in Vinson & Elkins, L.L.P., a partnership engaged in the practice of law, and a Representative of the Hughes Owners under the Contingent Stock Agreement. Previously, he was Managing Partner of THC Partners, an investment management company that dissolved in 2000 and whose members consisted of certain Hughes Owners.

Bruce W. Duncan, age 52, has been a member of the Board since 2004. Mr. Duncan is a Director, President and Chief Executive Officer of Equity Residential. He is a director of Starwood Hotels & Resorts and the Real Estate Roundtable. Mr. Duncan also is a member of the Executive Committee and Board of Governors of the National Association of Real Estate Investment Trusts and a member of the Executive Committee and Board of Directors of the National Multi-Housing Council.

Juanita T. James, age 51, has been a member of the Board since 1989. Ms. James is Vice President and Project Leader, HR Transformation, Pitney Bowes, Inc. Previously, she was Vice President, General Manager, of Pitney Bowes Professional Services, Inc., President of JJ Marketing Ventures, a management consulting firm specializing in book publishing and direct marketing, and Executive Vice President of the Marketing and Editorial Departments at Doubleday Direct, Inc. Ms. James is a Trustee Emerita of Princeton University. She is a director of the Stamford Museum and Nature Center, and a Trustee of the Ferguson Public Library, Leadership Council and Child Care Learning Centers, all located in Stamford, Connecticut.

Please note:

(1)	There exist no family relationships between any of the directors or between any director and any executive officer of the Company.

(2)	All companies of which one of the Company’s directors is identified as currently serving as a director or trustee have securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or are subject to the requirements of Section 15(d) of the Exchange Act or are registered as an investment company under the Investment Company Act of 1940, except: non-profit organizations; the companies identified with respect to Mr. Benson with the exception of BG Group plc and The Dover Corporation; Desai Capital Management Incorporated; Centaur Capital Partners, Inc., which is Mr. Schreiber’s family investment firm; and JMB Realty Corporation and its affiliates.

Independence of Board Members

As set forth in The Rouse Company’s Corporate Governance Principles, available on the Company’s website at www.therousecompany.com, the Board’s goal is that at least 75% of its members satisfy the independence requirements of the New York Stock Exchange (“NYSE”). Further, the Board believes that not more than two Directors should be members of Management of the Company. Pursuant to The Rouse Company’s Corporate Governance Principles, for a Director to be deemed “independent,” the Board must affirmatively determine that the director does not have any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has established the following guidelines to assist it in determining Director independence:

To be considered independent under the NYSE rules, the Board must determine that a Director does not have any direct or indirect material relationship with the Company. The Board has established the following guidelines to assist it in determining Director independence in accordance with those rules:

a.	A Director will not be independent if, within the preceding three years: (i) the Director is an employee of, or a member of the Director’s immediate family is an executive officer of, the Company; (ii) the Director has received, or a member of the Director’s immediate family has received, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iii) the Director has been affiliated with or employed by, or a member of the Director’s immediate family has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company; (iv) the Director has been employed as, or a member of the Director’s immediate family has been employed as, an executive officer of another company where any of the Company’s present executives serves on that company’s compensation committee; or (v) the Director has been an executive officer or an employee, or a member of the Director’s immediate family has been an executive officer, of another company (A) that accounts for at least 2% or $1,000,000, whichever is greater, of the Company’s consolidated gross revenues, or (B) for which the Company accounts for at least 2% or $1,000,000, whichever is greater, of such other company’s consolidated gross revenues. For the purposes of this paragraph, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

b.

The following commercial or charitable relationships will not be considered to be material relationships that would impair a Director’s independence: (i) if a Company Director is an officer or employee of, or partner in, another company, partnership or other business entity that does business with the Company and the annual sales to or fees from, or purchases from or fees to, the

Company are less than the greater of $1,000,000 or 2% of the consolidated gross revenue of the company, partnership or business entity in which he or she serves as an officer, employee or partner; (ii) if a Company Director is an officer, employee of, or partner in, another company, partnership or other business entity that is indebted to the Company, or to which the Company is indebted, and the total amount of either party’s indebtedness to the other is less than the greater of $1,000,000 or 2% of the total assets of the company, partnership or business entity in which he or she serves as an officer, employee or partner; (iii) if a Company Director is an officer or employee of, or partner in, another company, partnership or other business entity that does business with or is indebted to the Company or to which the Company is indebted, in excess of the $1,000,000 or 2% thresholds as set forth in (i) and (ii) above but (A) the actual distribution or benefit to the Company Director is less than $100,000 per year or (B) the Company Director has no right to control the actions of such business entity or (C) such business entity derives the benefit from its relationship with the Company solely as a passive participant (e.g. limited partner); and (iv) if a Company Director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than 2% of that organization’s total annual charitable receipts. (The Company’s annual matching of employee charitable contributions will not be included in the amount of the Company’s discretionary contributions for this purpose.) The Board will annually review all commercial and charitable relationships of Directors.

c.	For relationships not covered by the guidelines in subsection (b) above, the determination of whether the relationship is material and, therefore, whether the Director would be independent, shall be made by the Directors who satisfy the independence guidelines set forth in subsections (a) and (b) above.

The Board of Directors annually reviews the independence of its non-employee directors. Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation as “independent.”

The Board undertook a review of director independence, and considered transactions and relationships between each of the Directors, their immediate family members and the Company, its subsidiaries and its senior management. As a result of this review, the Board on February 26, 2004 affirmatively determined that

•	none of Messrs. Benson, Casey, Desai, Duncan, Mitchell, Schipke, Schreiber and Ms. James has a material relationship with the Company and, therefore, each is an “independent director” under The Rouse Company’s Corporate Governance Principles and as defined in the Corporate Governance Rules of the NYSE; and

•	Messrs. Davis and Deering are not “independent directors” under The Rouse Company’s Corporate Governance Principles and as defined in the Corporate Governance Rules of the NYSE. Mr. Deering is not independent because he is employed by the Company as President and Chief Executive Officer. The Board determined that Mr. Davis’s position as a Representative of the Hughes Owners under the Contingent Stock Agreement constituted a “material” relationship with the Company and, therefore, that Mr. Davis is not independent within the meaning of the new NYSE independence requirements which will become effective at the time of the meeting. Under the prior rules of the NYSE, Mr. Davis was considered an independent director.

While the Board determined that each of the Directors, other than Messrs. Davis and Deering, met the Company’s guidelines for independence described above, the Board, in making its independence determinations, specifically considered the relationships described below affecting Messrs. Mitchell, Duncan, Schreiber and Benson.

The Board considered Mr. Mitchell’s various relationships with organizations that have relationships with the Company. Mr. Mitchell is Chairman of the Board of Trustees of Ariel Investment Trust (“Ariel”), an open and diversified management investment company that manages a series of mutual funds advised by Ariel Capital Management Inc., an owner of a significant portion of the Company’s Common stock. See “Equity Securities Beneficially Owned As of March 10, 2004.” Mr. Mitchell’s role as a trustee of Ariel enables him only to vote on appointments of fund managers, not to direct fund managers’ investment decisions. Mr. Mitchell is not privy to the analysis or decision-making by Ariel or Ariel Capital Management, Inc. regarding the purchase or sale of any securities of the Company. In addition, Mr. Mitchell has agreed to be bound by a confidentiality agreement prohibiting his disclosure of material and non-public information about the Company to Ariel or its affiliates.

Mr. Mitchell is Chairman and Chief Executive Officer of Mitchell & Titus, LLP, a public accounting firm. Mitchell & Titus has not been engaged at any time to perform services for the Company and will not be engaged to provide services to the Company so long as Mr. Mitchell serves as a Director of the Company. Mitchell & Titus has been engaged by KPMG LLP, the Company’s independent auditor, to perform services in connection with audits of clients unaffiliated with the Company. This auditing work represents a small part of Mitchell & Titus’s revenues. In addition, Mitchell & Titus may perform audit services for entities where KPMG LLP also is engaged by such entitles to perform other audit services. In these instances, Mitchell & Titus has no contractual relationship with KPMG, but is retained and compensated directly by the audit client.

The Company consulted with the NYSE regarding the relationship between Mitchell & Titus and KPMG. The NYSE stated that it would appear that the Board would not be precluded from considering Mr. Mitchell independent under NYSE Corporate Governance Rule 303A.02(b)(iii) that provides that a director who is affiliated with or employed in a professional capacity by the Company’s independent auditor is not “independent” until three years after the end of the affiliation or the employment or auditing relationship.

Mitchell & Titus has entered into a strategic alliance with Ernst & Young LLP, a public accounting firm, to enable the two firms to work together on client engagements as well as collaborate in staff training, marketing and recruiting and diversity efforts. Ernst & Young does not perform audit services for any of the Company’s consolidated subsidiaries, but does perform audit services for certain entities in which the Company has investments. Mitchell & Titus does not assist in any of those audits by Ernst & Young or receive any fees in respect of those audits.

After considering the foregoing, the Board affirmatively determined that none of these relationships is “material” and that they do not affect Mr. Mitchell’s independence.

Messrs. Duncan and Schreiber are owners of limited partnership interests in limited partnerships which are, in turn, limited partners in Urban Shopping Centers, L.P. (“Urban”). The general partner in Urban is jointly owned by affiliates of the Company, Simon Property Group and Westfield Holdings. Urban owns a number of shopping centers that the Company acquired from Rodamco North America in 2002, including Water Tower Place, Oakbrook Center and The Streets at Southpoint. Through its agreement with Simon and Westfield, all of the benefits and obligations regarding these properties are with the Company, subject to the rights of the limited partners in Urban. The Board affirmatively determined that these relationships are not “material” and do not affect the independence of Messrs. Duncan or Schreiber.

Mr. Schreiber also is a director and part owner of The Brickman Group, Ltd. which provides landscaping services for certain of the Company’s properties. Fees paid by the Company or its affiliates for these services are less than 2% of the consolidated gross revenues of The Brickman Group, Ltd. The Board affirmatively determined that this relationship is not “material” and does not affect Mr. Schreiber’s independence.

Mr. Benson was a non-executive director of Kleinwort Benson Group plc and its successor, Dresdner Bank, until Dresdner’s acquisition of Allianz in 2001. He currently is non-executive chairman of Kleinwort Benson Trustees, which services as corporate trustee for The Kleinwort Benson pension fund. Mr. Benson also is an employee of Dresdner Bank, with whom the Company has banking relationships. However, the Company accounts for less than 2% of the consolidated gross revenues of Dresdner Bank and Allianz, and the amount of the Company’s indebtedness to Dresdner Bank or Allianz is less than 2% of the total assets of those entities. The Board affirmatively determined that these relationships are not “material” and do not affect Mr. Benson’s independence.

Board Committees

The Board has established four permanent committees to perform certain designated functions.

The Audit Committee appoints the Company’s independent certified public accountants, pre-approves all audit and non-audit services of the Company’s independent certified public accountants, reviews the year-end financial statements and related matters with management and the Company’s independent certified public accountants, reviews the Company’s Annual Report on Form 10-K filed with the SEC and reviews such accounting and auditing issues concerning the Company and its subsidiaries and affiliates as may be deemed appropriate. The Audit Committee held seven meetings during 2003. The Audit Committee was composed during 2003 and in 2004 until March 14 of Messrs. Schipke (Chair), Benson, Davis, Tercek and Vlak. Each of those Directors was independent within the meaning of the NYSE listing standards then in effect. The Board elected Messrs. Schipke, Duncan and Mitchell and Ms. James to serve on the Audit Committee beginning on March 15, 2004. Each of those Directors is independent within the meaning of the NYSE listing standards currently applicable. No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies. The Board also has determined that Mr. Mitchell is an “audit committee financial expert”. The Audit Committee Charter is attached to this Proxy Statement as Exhibit A.

The Executive Committee, composed during 2003 and in 2004 until March 14 of Messrs. Deering (Chair), Desai and Ms. James, takes action with respect to approved projects and corporate financings of the Company, such special matters as may be delegated to it by the Board and any other appropriate matters that arise between Board meetings. The Executive Committee did not meet during 2003. The Board elected Messrs. Deering, Desai, Schipke and Ms. James to serve on the Executive Committee beginning on March 15, 2004.

The Nominating/Governance Committee determines the criteria and qualifications for Board membership, considers and recommends nominees for election to the Board, makes recommendations regarding the compensation of directors and considers and monitors policy regarding corporate governance principles. The Nominating/Governance Committee held five meetings during 2003. The Nominating/Governance Committee was composed during 2003 and in 2004 until March 14 of Ms. James (Chair) and Messrs. Casey, Desai and Schreiber. Each of those Directors was independent within the meaning of the NYSE listing standards then in effect. The Board elected Ms. James and Messrs. Benson, Casey and Schipke to serve on the Nominating/Governance Committee beginning on March 15, 2004. Each of those Directors is independent within the meaning of the NYSE listing standards currently applicable.

Stockholders may recommend to the Secretary of the Company names and qualifications of candidates for Board membership for consideration by the Nominating/Governance Committee. Stockholders should submit any such recommendations for the 2005 annual meeting so as to be received by the Company no later than December [            ], 2004. The qualifications of nominees are set forth in the Company’s Corporate Governance Principles, as follows: “The Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions they can make to the Board and the Company. Directors should plan to make a significant time commitment to the Company. Therefore, it is the policy of the Board that no Director should sit on more than four boards of directors of publicly traded companies including the Board of Directors of the Company; however, this policy shall not require that a Director resign from any board on which the Director sits as of the date of the Board’s approval of these Corporate Governance Principles. Membership on boards of multiple mutual funds in a single ‘complex’ managed by employees of one institution shall be deemed to be membership on one board. It also is the policy of the Board that Directors should not accept membership on the boards of additional publicly traded companies, or additional responsibilities as existing board members (such as becoming chair of a committee) unless they have discussed such new board membership or responsibility with the Board’s Nominating/Governance Committee for evaluation under these Corporate Governance Principles.” The Nominating/Governance Committee does not evaluate candidates differently based on whether or not candidates were recommended by stockholders. The Nominating/Governance Committee may conduct any inquiries into the background and qualifications of candidates it deems appropriate. The Company has paid no fees to any third party to identify or assist in identifying and evaluating nominees. The nominees for election at the meeting are incumbent directors and were recommended by the Nominating/Governance Committee. In addition, stockholders may follow the procedures in the Company’s Bylaws to nominate directors for election at the annual meeting rather than proposing directors for consideration by the Nominating/Governance Committee. The Company’s Bylaws generally provide that nominations shall be made not more than 90 days nor less than 60 days before the scheduled date of a stockholders meeting at which directors are to be elected and specify information that the stockholder must provide at the time of the nomination. A copy of the Bylaws may be obtained from the Secretary of the Company.

Stockholders, employees and members of the public generally are encouraged to communicate to Management, or directly to any member of the Board, any Board committee or any chair of such committee, any concerns which they may have about the Company, its management, business activities, practices or conduct, although the Board believes that communications regarding the Company’s accounting practices, internal controls and compliance with ethical standards are best directed to the Chair of the Audit Committee. Communications may be addressed to any Director, member of Management, or to any Board committee or any chair of such committee, c/o The Rouse Company, 10275 Little Patuxent Parkway, Columbia, Maryland 21044, Attention: General Counsel. The identity of persons expressing concerns which are critical of the Board, Management or the Company or which relate to violations of law or ethical standards of conduct will be treated as confidential except to the extent necessary to evaluate and, if appropriate, investigate and address the questions or concerns raised. There will be no retaliation taken against persons who raise questions or concerns about the Company lawfully and in good faith.

The Compensation Committee reviews and approves or makes recommendations to the Board regarding the compensation programs of the Company, including the compensation of its executive officers, and reviews and approves grants under the Company’s stock incentive plans. See “Compensation Committee Report on Executive Officer Compensation” below. This Committee also has certain responsibilities with respect to the Company’s Pension Plan, including general oversight of the investment of Pension Plan assets, and it approves amendments to the Pension Plan that do not significantly increase the Company’s funding costs or that are required under Federal or state law. In addition, the Compensation Committee has general oversight responsibility for The Rouse Company Incentive Bonus Deferral Plan, The Rouse Company Qualified 401(k) Savings Plan, The Rouse Company Excess Savings Plan, and The Rouse Company Excess Pension Plan. The Compensation Committee (with the exception of Mr. Schreiber) also serves as the Investment Committee under the Company’s Qualified 401(k) Savings Plan and Excess Savings Plan. The Compensation Committee held eight meetings during 2003.

The Compensation Committee was composed during 2003 and in 2004 until March 14 of Messrs. Desai (Chair), Casey and Schreiber and Ms. James. Each of those Directors was independent within the meaning of the NYSE listing standards then in effect. The Board elected Messrs. Benson, Casey, Desai and Schreiber to serve on the Compensation Committee beginning on March 15, 2004. Each of those Directors is independent within the meaning of the listing standards of the NYSE currently applicable.

None of the Directors other than Mr. Deering has ever been an officer or employee of the Company or its subsidiaries. None of the Directors nor any of the executive officers named in the Summary Compensation Table in this Proxy Statement has served as a director or executive officer for another corporation that has a director or executive officer serving on the Company’s Board of Directors.

During 2003, the Board held nine meetings in addition to the twenty meetings held by Board Committees. During their respective terms, all directors of the Company attended 75% or more of the aggregate of all Board meetings and 75% or more of the aggregate of all meetings of Committees of which they were a member. As set forth in the Company’s Corporate Governance Principles, Directors are expected to attend all meetings, including the annual meeting of stockholders. All Directors of the Company, other than Messrs. Mitchell and Duncan, who were not then Directors, attended the annual meeting held in 2003.

As set forth in the Company’s Corporate Governance Principles, the Chairman of the Board and Chief Executive Officer should establish the agenda for Board meetings. The non-management Directors of the Board meet in executive session on or about the date of each of the Board’s regularly scheduled meetings without any Management Director or any other members of Management present. The independent Board Committee chairs rotate as presiding member of the executive sessions. The presiding member establishes the agenda for each executive session.

EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company as of March 10, 2004 are:

Executive Officer	Age	Present office and position with the Company	Date of election or appointment to present office	Business or professional experience during the past five years

Anthony W. Deering	59	Chairman of the Board, President and Chief Executive Officer	2/25/97	Chairman of the Board, President and Chief Executive Officer of the Company; formerly President and Chief Executive Officer of the Company

Thomas J. DeRosa	46	Vice Chairman and Chief Financial Officer	9/3/02

Thomas J. DeRosa worked in the investment banking industry for more than 20 years before joining us. From 1996 to 1998, Mr. DeRosa was a Managing Director in the Real Estate Investment Banking Group of Alex. Brown & Sons (now Deutsche Bank) in Baltimore, Maryland. In 1998, Mr. DeRosa moved to Deutsche Bank’s Health Care Investment Banking Group and was named its Global

Co-Head in 1999. Mr. DeRosa worked in this capacity until joining Rouse in September 2002 as a Vice Chairman and Chief Financial Officer. Neither Alex. Brown & Sons nor Deutsche Bank is affiliated with Rouse.

Duke S. Kassolis	52	Executive Vice President, Asset Management	9/26/02	Executive Vice President, Asset Management; formerly Senior Vice President and Director, Property Operations; and Senior Vice President and Director of Office and Mixed-Use Operations of the Company.

Robert Minutoli	53	Executive Vice President and Director, New Business	9/26/02	Executive Vice President and Director, New Business; formerly Senior Vice President and Director of New Business of the Company.

Alton J. Scavo	57	Executive Vice President and Director, Development	9/26/02	Executive Vice President and Director, Development; formerly Senior Vice President and Director of the Community Development Division of the Company and General Manager of Columbia

The term of office of each officer is until election of a successor or otherwise at the pleasure of the Board of Directors.

There is no arrangement or understanding between any of the above-listed officers and any other person pursuant to which any such officer was elected as an officer, except with respect to Anthony W. Deering, who has an employment contract with us.

None of the above-listed officers has any family relationship with any director or other executive officer.

EQUITY SECURITIES BENEFICIALLY OWNED

AS OF MARCH 10, 2004

The following tables show how much of the Company’s Common Stock was owned by each nominee, director and those executive officers named in the Summary Compensation Table and by all persons, to the knowledge of the Company, beneficially owning more than 5% of Company Common Stock on March 10, 2004, except as otherwise indicated. Other than Mr. Deering, who owns              percent of the Company’s Common Stock, no nominee, director or executive officer owns more than one percent of the total outstanding shares (including exercisable options). All directors and executive officers as a group own              percent of the total outstanding shares of Common Stock (including exercisable options).

Name	Direct Holdings (1)	Indirect Holdings (2)		Exercisable Options (3)	Total Shares

David H. Benson	6,550	2,686	(4)

Jeremiah E. Casey	12,650	1,770

Platt W. Davis, III	135,411	75,968	(5)

Anthony W. Deering	395,089

Thomas J. DeRosa	43,591	16,900	(7)

Rohit M. Desai	12,002	42,842

Bruce W. Duncan	500	-0-

Juanita T. James	4,750	2,180

Duke S. Kassolis	107,527	8,400	(8)

Robert Minutoli	88,249	16,745	(9)

Bert N. Mitchell	500	-0-

Alton J. Scavo	182,264	50	(10)

Roger W. Schipke	17,366	3,282

John G. Schreiber	3,000	6,176

Mark R. Tercek	2,500	6,041

Gerard J. M. Vlak	2,250	15,417

All directors and executive officers as a group ( persons)					(11)

Name and Address of 5% Holders of Common Stock	Number of Shares		Percent of Shares Outstanding

Ariel Capital Management, Inc.	9,753,537	(12)	9.5%

200 E. Randolph Drive, Suite 2900

Chicago, Illinois 60601

Morgan Stanley	5,165,246	(13)	5.03%

1585 Broadway

New York, New York 10036

Morgan Stanley Investment Management, Inc.	4,643,460	(13)	4.52%

1221 Avenue of the Americas

New York, New York 10020

Stichting Pensioenfonds ABP	7,118,000	(14)	6.93%

Oude Lindestraat 70, Postbus 2889

6401 DL Heerlen

The Kingdom of the Netherlands

(1)	Amounts in this column include restricted stock as well as shares allocated to named executives’ accounts under The Rouse Company Savings Plan.

(2)	Amounts in this column include “phantom” stock allocated to named non-employee directors’ accounts under The Rouse Company Deferred Compensation Plan for Outside Directors, over which the directors have no voting or dispositive power. Mr. Desai has 39,519 shares; Ms. James has 255 shares; Mr. Schipke has 1,823 shares; Mr. Schreiber has 5,998 shares, Mr. Tercek has 5,846 shares; and Mr. Vlak has 5,864 shares.

(3)	These amounts include options that become exercisable within 60 days of March 10, 2004.

(4)	Includes 450 shares of Common Stock owned directly by Mr. Benson’s spouse, as to which shares he disclaims beneficial ownership. Mrs. Benson has sole voting and dispositive power with respect to such shares.

(5)	Includes 75,519 shares that are owned by a family trust, of which Mr. Davis has shared voting and dispositive power.

(6)	Includes 17,317 shares that are owned by the Deering Family Limited Partnership, of which Mr. Deering is a trustee and has shared voting and dispositive power. Includes 5,661 shares of Common Stock owned by adult children, as to which shares Mr. Deering disclaims beneficial ownership. Includes 10,655 shares of Common Stock that are owned by a foundation of which Mr. Deering is the trustee. For purposes of the reporting requirements of the Exchange Act, Mr. Deering is deemed to be a beneficial owner of the foundation’s shares; however, he expressly disclaims any economic interest in or beneficial ownership of such shares.

(7)	Includes 16,900 shares of Common Stock that are owned by a statutory trust established in connection with the Company’s election to be taxed as a real estate investment company, effective January 31, 1998. Mr. DeRosa is one of three trustees and has shared voting and dispositive powers. For purposes of the reporting requirements of the Exchange Act, Mr. DeRosa is deemed to be a beneficial owner of the trust’s shares; however, he expressly disclaims any economic interest in or beneficial ownership of such shares, other than those in which he may have a beneficial interest as an employee beneficiary under the trust. Substantially all of the trust’s assets were transferred to The Rouse Company Foundation, Inc. in 2002, leaving 16,900 shares of Common Stock in the trust.

(8)	Includes 7,000 shares of Common Stock owned by the Kassolis family foundation, of which Mr. Kassolis is a trustee and has shared voting and dispositive power. Also includes 400 shares of Common Stock owned directly by children of Mr. Kassolis and 1,000 shares owned by trusts for the benefit of his children, as to which shares he disclaims beneficial ownership.

(9)	Includes 16,745 shares of Common Stock owned directly by Mr. Minutoli’s family members, as to which shares he disclaims beneficial ownership.

(10)	Includes 50 shares of Common Stock owned directly by a family member of Mr. Scavo, as to which shares he disclaims beneficial ownership.

(11)	Includes 14,010 shares of Common Stock in executive officers’ accounts under The Rouse Company Savings Plan as of December 31, 2003. Also includes shares owned directly or indirectly by spouses of executive officers, children who share the same residence, certain other family members and trusts, as to which shares the executive officers in some instances disclaim beneficial ownership. Does not include “phantom” stock set forth in footnote (2) above.

(12)	Based upon the Schedule 13G filed on February 13, 2004, represents the aggregate number of shares beneficially owned as of December 31, 2003 by Ariel Capital Management, Inc., which has sole voting power with respect to 7,796,569 shares and sole dispositive power with respect to 9,690,972 shares.

(13)	Based upon the Schedule 13G filed on February 17, 2004, represents shares beneficially owned as of December 31, 2003, (a) by Morgan Stanley, which has shared voting power with respect to 3,860,670 shares and shared dispositive power with respect to 3,860,670 shares and (b) Morgan Stanley Investment Management, Inc., which has shared voting power with respect to 3,452,460 shares and shared dispositive power with respect to 3,452,460 shares. Morgan Stanley filed solely in its capacity as the parent company of, and indirect beneficial owner of securities held by, one of its business units. Morgan Stanley Investment Management Inc. is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. According to the Schedule 13G, accounts managed on a discretionary basis by Morgan Stanley Investment Management Inc., a wholly owned subsidiary of Morgan Stanley, are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of the securities. According to the Schedule 13G, no such account holds more than 5 percent of the Company’s common stock.

(14)	Based upon the Schedule 13G filed on February 6, 2004, represents shares beneficially owned as of December 31, 2003 by Stichting Pensioenfonds ABP, which has sole voting power with respect to 7,118,000 shares and sole dispositive power with respect to 7,118,000 shares.

COMPENSATION COMMITTEE REPORT ON

EXECUTIVE OFFICER COMPENSATION

The Compensation Committee of the Board (the “Committee”) is pleased to present its report on executive compensation for 2003. During 2003, the Committee was composed of four independent (within the meaning of the NYSE listing standards then applicable) non-employee directors of the Company. The individuals identified at the end of this report are the 2003 members of the Committee. The Committee is responsible for reviewing, approving and/or making recommendations to the Board generally with respect to the compensation of the Company’s executive officers. During 2003, the Board reviewed and approved or concurred with all Committee actions and recommendations regarding executive compensation.

OVERALL COMPENSATION PHILOSOPHY AND OBJECTIVES

The Company’s business of ownership, management, acquisition and development of income-producing properties and other real estate is highly competitive, and the Company’s ability to employ executives of the highest quality is essential to its competitive position and long-term success. The Company has developed an overall compensation program and specific compensation plans which are designed to enhance corporate performance and stockholder value by aligning the financial interests of the Company’s executives with those of its stockholders. This linkage is established by tying a significant portion of executive compensation to the Company’s success in meeting specified performance objectives adopted annually as described below. In pursuit of these objectives, the Company’s compensation program is designed to attract and retain the best possible executive talent; to motivate these executives to achieve specific performance goals which are integral to the Company’s business objectives approved by the Board; to reinforce and link executive and stockholder interests through equity-based plans; and to recognize individual performance.

The Committee has primary responsibility for evaluating the Company’s compensation program and specific compensation plans and for establishing policies that meet the objectives described above. A comprehensive review of the Company’s compensation program was conducted by Frederic W. Cook & Co., Inc. (the “Compensation Consultant”) in 2000. The review included a comprehensive study of compensation practices of other publicly traded real estate companies that are deemed to be most comparable to the Company. References in this report to “comparable companies,” “competitive pay” and the like refer to the comparison group described above.

As part of its 2000 compensation review, the Compensation Consultant made recommendations to the Committee regarding the Company’s long-term incentive compensation program. In addition to specific recommendations for the Company’s executive officers and other key employees, the Compensation Consultant recommended that the Company include the following elements in its long-term incentive compensation program: (1) making stock awards (options and/or bonus grants of restricted stock) available for eligible employees on an annual basis, (2) making a larger group of employees than had previously been the case, including property managers and equivalent positions, eligible for stock option awards, (3) making bonus grants of restricted stock available to a larger group of especially key employees than had previously been the case, and (4) for those key employees receiving stock options and bonus grants of restricted stock, as a general guideline allocating 60% of the value of the total award in the form of stock options and 40% in the form of bonus grants of restricted stock. The Committee concurred in the Compensation Consultant’s recommendation as general guidelines for long-term incentive compensation, subject to periodic review and update, as appropriate, and to the discretion of the Committee as to specific awards. In 2003, the Committee exercised this discretion to reduce the size of the group eligible for stock option awards in that year.

The Committee believes that the Company competes for executive talent with numerous other companies, some of which are significantly larger than the Company. Following the 2000 compensation review and continuing until September of 2003, the Committee continued to meet regularly with the Compensation Consultant to review the effectiveness of the Company’s progress in meeting its compensation objectives, including maintaining competitive pay. The Committee has found that the Company’s compensation levels are generally competitive with comparable companies.

In September of 2003, the Company commissioned Pearl Meyer & Partners, as its new consultation consultant, to conduct a new comprehensive review of the Company’s compensation program. This review is to include a comprehensive study of compensation practices of other publicly traded real estate companies deemed comparable to the Company as well as publicly traded companies outside the real estate sector which are deemed comparable to the Company. The Company anticipates that the new compensation review will be completed in 2004, with program implementation beginning in 2005.

The Committee approves the compensation of executive officers of the Company (other than the Chief Executive Officer) and reviews and makes recommendations to the Board with respect to the compensation of the Chief Executive Officer. The Committee considers various factors in determining the amount of incentive compensation to executives, including the performance of the Company in its industry, financial results, management of corporate assets, acquisitions and dispositions, new projects, and individual circumstances and performance. The Committee also considers the periodic recommendations of its compensation consultant, including recommended parameters for salary, bonus level and long-term incentive stock compensation. The Board approves or reviews the Committee’s actions with respect to the compensation of all executive officers, including the Chief Executive Officer.

In reviewing the individual performance of the Company’s executive officers (other than the Chief Executive Officer), the Committee and the Board consider the views of the Chief Executive Officer to whom these officers are responsible. After review, and using the compensation consultant for assistance in its deliberations, the Committee concurred with Mr. Deering’s recommendations with respect to proposed salaries, bonuses and incentive stock awards for the executive officers for 2003. The Board concurred in the Committee’s decisions.

PRINCIPAL COMPONENTS OF EXECUTIVE COMPENSATION

The principal elements of the Company’s executive compensation program consist of both annual and long-term programs and include base salary, annual incentive cash bonuses and, at appropriate intervals, long-term incentive compensation in the form of stock option and stock bonus grants. The Company also provides medical, retirement and other fringe benefits to eligible executives, along with other eligible Company employees.

Base Salaries

Base salaries for executive officers are determined through periodic evaluation of the responsibilities of the positions held and the experience and performance of the individual officers, salary alignment based on periodic independent compensation consultant recommendations with respect to the competitive marketplace for executive talent, and the relative overall corporate performance of the Company in relation to its competitors in the industry. Salary adjustments for executive officers, if any, are determined by the Committee with the Board’s approval or concurrence, upon recommendation from the Chief Executive Officer (in the case of compensation for executive officers other than the Chief Executive Officer), by evaluating the performance of the Company and its executive officers, taking into account any additional or new responsibilities assumed by individual executive officers in connection with promotions or organizational changes.

Annual Incentive Bonus

The Company’s executive officers and other key employees are eligible for an annual cash bonus under the Company’s Incentive Compensation Plan. Under this Plan, the bonus awards for the executive officers are based in whole or in part upon the Company’s annual corporate objectives as evaluated by the Board, with consideration given to individual performance. The Board also may grant special bonus awards in exceptional cases based upon extraordinary performance.

Each year, a challenging set of corporate performance objectives, with assigned individual relative weightings, is recommended by the Chief Executive Officer and approved by the Board. For 2003, these Board-approved objectives placed heavy emphasis (50%) on the Company’s earnings results, financial position, staffing and internal costs, including specific Funds From Operations targets for the Company and Net Operating Income targets for individual business segments. Additional corporate objectives (totaling 35%) included specific strategic, project related and affirmative action objectives for 2003. Also included, with a 15% weighting, was the Board’s evaluation of the Company’s performance in meeting its objective of enhancing long-term shareholder value.

Long-Term Incentive Stock Plans

The purpose of the Company’s long-term incentive stock plans has been to provide a meaningful equity interest in the Company to executive officers and other key employees in a format designed to motivate them and align their financial interests with those of stockholders.

Stock Bonus Awards

The Committee is authorized to grant stock bonus awards upon such terms and conditions as it may approve. These grants are made following review by the Committee and upon recommendation of the Chief Executive Officer. In making grants, the Committee principally considers market data, the advice of independent compensation consultants, award size criteria and the amounts and terms of stock bonus awards for prior years. The awards typically are subject to restrictions that lapse over time and that may cause forfeiture of the applicable shares if the employee voluntarily leaves the Company or is discharged for cause.

Stock Options

Stock options are granted by the Committee generally using approved award size criteria and based upon market data, independent compensation consultants’ advice, management’s recommendations and the prior grant history for persons receiving options. Stock options are granted with an exercise price equal to the market price of the Common Stock at the time of the grant and typically are subject to vesting over a period of years. Stock options, thus, are designed to align the interests of employees with those of Company stockholders, since no benefit inures to the employee unless the stock price increases.

CHIEF EXECUTIVE OFFICER COMPENSATION

Each year the Committee makes a recommendation to the Board with respect to Mr. Deering’s compensation. In making its recommendation, the Committee considers such factors as market data, the advice of compensation consultants and corporate performance. In 2002, Mr. Deering’s salary was $905,002. Mr. Deering’s salary was not increased for 2003. In addition, the Committee and the Board determined, upon their review of the 2003 corporate performance objectives described above, that the Company had achieved excellent results for the year compared to its targeted objectives. Based on these results, the Board awarded to Mr. Deering a bonus of $1,099,575. In February 2003, the Committee granted Mr. Deering stock options for 360,000 shares of Common Stock and a restricted grant of 15,000 shares. The grants contained standard terms and conditions. See “Stock Options and Stock Appreciation Rights” below.

DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION EXPENSE UNDER FEDERAL TAX LAWS

The Committee has considered the impact of provisions of the Internal Revenue Code of 1986 (the “Code”) that in certain circumstances disallow compensation deductions in excess of $1 million for any year with respect to the Company’s Chief Executive Officer and its four other most highly compensated officers. The Company reserves the right to pay compensation that is not deductible.

APPROPRIATENESS OF EXECUTIVE COMPENSATION

The Committee believes that the 2003 compensation levels disclosed in this proxy statement are reasonable and appropriate in light of the Company’s performance.

Rohit M. Desai, Chair

Jeremiah E. Casey

Juanita T. James

John G. Schreiber

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 2003, 2002 and 2001 by those persons who were the Chief Executive Officer and the four other most highly compensated officers of the Company in 2003. The amounts reported below under the columns captioned “Salary,” “Bonus,” “Restricted Stock Awards” and “Securities Underlying Options” are payable under and in accordance with the Company’s annual and long-term compensation policies as described above in the “Compensation Committee Report on Executive Officer Compensation” and in the footnotes to the table below:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)		Bonus($)	Restricted Stock Award(s)(1) ($)		Securities Underlying Options (#)	All Other Compensation ($)
Anthony W. Deering	2003	905,002		1,099,575	(2)		970,983	29,150	(3)
Chairman of the Board, President	2002	905,002		2,251,835	420,000	(4)	360,000	29,150	(5)
and Chief Executive Officer	2001	875,000		1,063,125	619,500	(6)	461,112	26,250	(7)

Thomas J. DeRosa	2003	600,000		675,000	(2)		215,000	8,000	(3)
Vice Chairman and	2002	170,769	(8)	1,150,000	640,200	(4)	350,000	—	(5)
Chief Financial Officer	—	—		—	—		—	—	(7)

Duke S. Kassolis	2003	430,000		445,050	(2)		168,707	14,854	(3)
Executive Vice President and	2002	414,493		379,807	196,000	(4)	76,600	14,435	(5)
Director of Property Operations	2001	397,904		350,156	272,580	(6)	75,259	103,940	(7)

Alton J. Scavo	2003	430,000		695,050	(2)		191,691	14,906	(3)
Executive Vice President, Development	2002 2001	376,541 350,000		358,594 325,500	(4 (6	) )	70,764 36,872	13,296 10,500	(5) (7)

Robert Minutoli	2003	410,000		424,350	(2)		190,176	14,300	(3)
Executive Vice President	2002	403,615		925,580	168,000	(4)	42,486	14,108	(5)
	2001	390,000		331,500	272,580	(6)	61,795	11,700	(7)

(1)	As of December 31, 2003, Mr. Deering had aggregate restricted shareholdings of 47,000 shares having a value of $2,209,000; Mr. DeRosa had aggregate restricted shareholdings of 26,000 shares having a value of $1,222,000; Mr. Minutoli had aggregate restricted shareholdings of 22,600 shares having a value of $1,062,000; Mr. Kassolis had aggregate restricted shareholdings of 24,800 shares having a value of $1,165,000; and Mr. Scavo had aggregate restricted shareholdings of 22,600 shares having a value of $1,062,200. The share values specified in this footnote are based on the closing price of the Company’s Common Stock on December 31, 2003.
(2)

In February 2003, Mr. Deering received 15,000 restricted shares, Mr. DeRosa received 10,000 restricted shares, Mr. Minutoli received 7,000 restricted shares, Mr. Kassolis received 8,000 restricted shares and Mr. Scavo received 7,000 restricted shares. All of these restricted shares are referred to herein as the “2003 Bonus Shares”. The 2003 Bonus Shares were granted under the Company’s 1997 Stock Incentive Plan.

Ownership of the 2003 Bonus Shares vests 20% on the anniversary date of the grant in each of the years 2004 through 2008. The terms of the restricted stock grants provide that any of the 2003 Bonus Shares that have not vested will be forfeited if the recipient leaves the Company’s employ for any reason other than death, disability, retirement after reaching age 62 or discharge without good cause (which is defined to include certain changes in control of the Company). The values specified for such shares in the table above are based on the closing price of the Company’s Common Stock on the date the award was granted. Dividends are paid on the restricted shares.

(3)	Includes matching contributions under the Company’s Qualified 401(k) Savings Plan in the amount of $29,150 as to Mr. Deering, $8,000 as to Mr. DeRosa, $14,300 as to Mr. Minutoli, $14,854 as to Mr. Kassolis, and $14,900 as to Mr. Scavo.
(4)	In January 2002, Mr. Deering received 15,000 restricted shares, Mr. Kassolis received 7,000 restricted shares, Mr. Minutoli received 6,000 restricted shares, and Mr. Scavo received 6,000 restricted shares. In September 2002, in connection with his employment by the Company, Mr. DeRosa received 20,000 restricted shares. All of these restricted shares are referred to herein as the “2002 Bonus Shares”. The 2002 Bonus Shares were granted under the Company’s 1999 Stock Incentive Plan. Ownership of the 2002 Bonus Shares vests 20% on the anniversary date of the grant in each of the years 2003 through 2007. The terms of the restricted stock grants provide that any of the 2002 Bonus Shares that have not vested will be forfeited if the recipient leaves the Company’s employ for any reason other than death, disability, retirement after reaching age 62 or discharge without good cause (which is defined to include certain changes in control of the Company). The values specified for such shares in the table above are based on the closing price of the Company’s Common Stock on the date the award was granted. Dividends are paid on the restricted shares.
(5)	Includes matching contributions under the Company’s Qualified 401(k) Savings Plan and its nonqualified Excess Savings Plan in the amount of $29,150 as to Mr. Deering, $14,435 as to Mr. Kassolis, $14,108 as to Mr. Minutoli, and $13,296 as to Mr. Scavo.
(6)	In February 2001, Mr. Deering received 25,000 restricted shares, and Mr. Kassolis, Mr. Minutoli and Mr. Scavo each received 11,000 restricted shares (the “2001 Bonus Shares”). The 2001 Bonus Shares were granted under the Company’s 1999 Stock Incentive Plan. Ownership of the 2001 Bonus Shares vests 20% on the anniversary date of the grant in each of the years 2003 through 2007. The terms of the restricted stock grants provide that any 2001 Bonus Shares that have not vested will be forfeited if the recipient leaves the Company’s employ for any reason other than death, disability, retirement after reaching age 62 or discharge without good cause (which is defined to include certain changes in control of the Company). The values specified for such shares in the table above are based on the closing price of the Company’s Common Stock on the date the award is granted. Dividends are paid on the restricted shares.
(7)	Includes forgiveness of installments on loans by the Company relating to restricted stock awards under the Company’s 1994 and 1997 Stock Incentive Plans. Installments were forgiven by the Company during 2001 in the amount of $87,000 as to each of Mr. Kassolis and Mr. Scavo. Also includes matching contributions under the Company’s nonqualified Excess Savings Plan in the amount of $26,250 as to Mr. Deering, $11,937 as to Mr. Kassolis, $11,700 as to Mr. Minutoli, and $10,500 as to Mr. Scavo. The amount for Mr. Kassolis also includes a $5,003 payment in lieu of dividends on certain common shares.
(8)	Mr. DeRosa joined the Company as Vice Chairman and Chief Financial Officer effective September 3, 2002. The amount shown is the amount paid in 2002 of Mr. DeRosa’s annual salary of $600,000.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The following summarizes information relating to stock option grants, including “reload” option grants, made during 2003 to the executive officers named in the Summary Compensation Table. No stock appreciation rights have been granted at any time under the Company’s Stock Incentive Plans.

Option Grants in Last Fiscal Year

Individual Grants

Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date		Grant Date Present Value ($)
Anthony W. Deering	360,000	(1)	12.56	$32.20	2-18-2013		1,216,000
	43,211	(2)	1.51	$34.20	9-22-2003	(3)	67,409
	178,962	(2)	6.24	$44.33	9-23-2008		1,093,458
	38,635	(2)	1.35	$45.85	9-23-2008		249,196
	125,946	(2)	4.39	$34.20	2-23-2010		459,703
	146,673	(2)	5.12	$44.33	2-23-2010		1,006,177
	43,681	(2)	1.52	$34.20	2-21-2011		159,436
	33,875	(2)	1.18	$44.33	2-21-2011		241,529
Thomas J. DeRosa	215,000	(1)	7.50	$32.20	2-18-2013		726,700
Duke S. Kassolis	70,000	(1)	2.24	$32.20	2-18-2013		236,600
	22,907	(2)	80	$33.90	2-21-2006		63,381
	59,693	(2)	2.08	$44.33	12-10-2007		333,087
	4,603	(2)	16	$33.90	2-23-2010		16,709
	5,051	(2)	18	$33.90	2-21-2011		18,335
	6,453	(2)	23	$33.90	1-28-2012		23,424
Robert Minutoli	70,000	(1)	2.44	$32.20	2-18-2013		236,600
	11,163	(2)	39	$38.15	9-21-2004		28,801
	25,985	(2)	91	$38.15	2-21-2006		84,971
	2,613	(2)	09	$38.15	12-10-2007		10,217
	59,997	(2)	2.09	$46.10	12-10-2007		355,782
	11,240	(2)	39	$38.15	2-23-2010		51,030
	3,920	(2)	14	$38.15	2-21-2011		17,640
	5,258	(2)	18	$38.15	1-28-2012		23,661
Alton J. Scavo	70,000	(1)	2.44	$32.20	2-18-2013		236,600
	11,290	(2)	39	$36.92	9-21-2004		28,451
	8,967	(2)	31	$47.00	9-21-2004		24,659
	25,744	(2)	90	$38.41	2-21-2006		84,440
	58,755	(2)	2.05	$36.92	12-10-2007		225,619
	2,125	(2)	07	$47.00	12-10-2007		12,538
	2,591	(2)	09	$38.41	2-23-2010		11,711
	12,219	(2)	43	$44.62	2-23-2010		85,533

(1)

All of these stock options were granted on February 19, 2003, and are exercisable as to 20% of the shares underlying the stock options on February 19th in each of the years 2004 through 2008, except for options on 3,105 shares that vest 100% on February 19, 2008. These option grants contained a “reload” feature, under which if a stock-for-stock exercise occurs and the exercise price is paid by surrendering shares of Common

Stock, a new option will be issued for the number of shares surrendered and having substantially the same terms as the option that was exercised, except that the exercise price of the new option will be the market price of the shares surrendered at the time of the surrender. The values for the grants are based on the Black-Scholes option pricing model. With respect to all February 19, 2003 grants, a dividend yield of 5.5%, a 7-year Treasury note rate at the time of grant and option exercises occurring after 7 years are assumed. Based on these assumptions, the model produces a per option share value of $3.38 (using an interest rate of 3.40% and stock price volatility of 20.0%).

(2)	These stock option grants occurred automatically under the “reload” features of previously granted options as to which there was a stock-for-stock exercise. The values of the reload option grants are based on the Black-Scholes option pricing model with an assumed dividend yield of 4.3%, stock price volatility of 20%, an interest rate based on the Treasury note that matures on the expiration date of the option, and the option exercise occurring on the expiration date or 7 years from the date of the grant, whichever is earlier. Based on these assumptions, the model produces a per option share value as follows:

Name	Number of Securities Underlying Options Granted (#)	Value	Interest Rate %

Anthony W. Deering	43,211	$1.56	1.11

	178,962	$6.11	3.31

	38,635	$6.45	3.38

	125,946	$3.65	3.50

	146,673	$6.86	3.713

	43,681	$3.65	3.50

	33,875	$7.13	3.84

Duke S. Kassolis	22,907	$2.78	2.08

	59,693	$5.58	2.97

	4,603	$3.63	3.52

	5,051	$3.63	3.52

	6,453	$3.63	3.52

Robert Minutoli	11,163	$2.58	1.06

	25,985	$3.27	1.37

	2,613	$3.91	2.05

	59,997	$5.93	2.05

	11,240	$4.54	2.78

	3,920	$4.50	2.89

	5,258	$4.50	2.89

Alton J. Scavo	11,290	$2.52	1.14

	8,967	$2.75	1.10

	25,744	$3.28	1.37

	58,755	$3.84	2.17

	2,125	$5.90	2.77

	2,591	$4.52	2.71

	12,219	$7.00	3.82

(3)	Options exercised prior to expiration date.

For the executive officers named in the Summary Compensation Table, the following summarizes information relating to stock option exercises during 2003 and the number and value of unexercised stock options previously granted.

Aggregated Option Exercises in Last Fiscal Year and Option Values at December 31, 2003

Name	Shares Acquired on Exercise (# )	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2003 (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options(1) at December 31, 2003 ($) Exercisable/Unexercisable
Anthony W. Deering	1,698,800	$18,974,677.90	398,145/1,210,000	1,004,321.95/23,128,200
Thomas J. DeRosa	22,091	$283,911.25	51,909/521,000	760,466.85/7,667,140
Duke S. Kassolis	139,287	$1,485,393.04	156,033/178,800	1,542,681.71/3,350,576
Robert Minutoli	176,893	$2,237,099.04	140,489/165,400	1,001,472.075/3,060,106
Alton J. Scavo	177,972	$2,077,357.48	120,926/165,400	1,106,925.27/3,060,106

(1)	An “in-the-money” stock option is an option for which the market price, on December 31, 2003, of Company Common Stock underlying the option exceeds the exercise price (i.e., the market price of Company Common Stock when the option was granted). The value shown reflects stock price appreciation since the grant date of the option.

COMPARATIVE STOCK PERFORMANCE

The following graph compares the cumulative total return on the Common Stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and a Peer Group of real estate companies identified below. The graph assumes that $100 is invested initially and all dividends are reinvested.

Company Name / Index	Base Period Dec 98	Dec 99	Dec 00	Dec 01	Dec 02	Dec 03
The Rouse Company	$100	$81.41	$103.19	$124.93	$141.94	$219.47
S&P 500 Index	$100	$121.04	$110.02	$96.95	$75.52	$97.18
Peer Group	$100	$85.61	$97.98	$120.35	$140.10	$213.20

The Peer Group consists of the following publicly traded real estate companies: Catellus Development Corporation, CBL & Associates Properties, Inc., Crown American Realty Trust, Federal Realty Investment Trust, General Growth Properties, Inc., The Macerich Company, Simon Property Group, Inc., Taubman Centers, Inc. and Trizec Properties, Inc. (formerly TrizecHahn Corporation).

EMPLOYMENT CONTRACTS AND TERMINATION OF

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Deering Retention Agreement

Effective September 24, 1998, the Board requested that Anthony W. Deering enter into a special retention arrangement with the Company. Mr. Deering concurred and, under the terms of the special retention arrangement, as amended July 12, 1999 (the “Original Retention Agreement”), he agreed to serve as the Company’s Chief Executive Officer until January 31, 2005, with a minimum annual base salary of $800,000 (subject to increases in accordance with the Company’s executive compensation policy), and he is eligible for an annual cash bonus under the Company’s incentive compensation program.

In connection with the Original Retention Agreement, in 1998, Mr. Deering also received options to purchase 300,000 shares of Common Stock, 109,850 shares of restricted stock (the “1998 Restricted Stock”), and a cash payment of $2,643,713 to pay income taxes resulting from the restricted stock award. The stock options were at an exercise price of $27.3125 per share (the closing price of the Company’s Common Stock the day before the grant date) and vested ratably on the fourth and fifth anniversaries of the grant date. Under the Original Retention Agreement, the 1998 Restricted Stock was to vest in total on January 31, 2005. In addition, under the Original Retention Agreement, the Board accelerated the incentive stock award that Mr. Deering would have received in 1999 under the Company’s 1997 Stock Incentive Plan. As a result, Mr. Deering received options in 1998 to purchase an additional 300,000 shares at an exercise price of $32.77 per share ($5.4575 above the closing price of the Company’s Common Stock the day before the grant date) which vested 25% on February 25th in each of the years 2001 through 2004. Effective March 31, 2003, the Company and Mr. Deering further amended the Original Retention Agreement (a) to provide that Mr. Deering will continue to serve as the Company’s Chief Executive Officer until January 31, 2008, (b) to remove the restrictions on the 1998 Restricted Stock, and (c) to provide that the Company will grant Mr. Deering 35,000 shares of unrestricted stock in February of each of the years 2005 through 2007 (the “2005-2007 Stock Grants”). The Board approved the amendment to the Original Retention Agreement as being in the best interests of the Company. The Original Retention Agreement, as amended, is referred to as the “Retention Agreement”.

If Mr. Deering dies or becomes disabled, then in addition to life insurance, disability or other benefits, (a) all unvested stock options and restricted stock awards held by Mr. Deering will vest immediately, (b) the 2005-2007 Stock Grants will be accelerated (so that Mr. Deering or his estate will be entitled to receipt of any remaining portion of the 2005-2007 Stock Grants upon termination) and (c) Mr. Deering or his estate will be entitled to receive his Accrued Annual Bonus (as defined in the Retention Agreement) and a payment equal to (1) one-twelfth of the sum of his then current base salary plus his average bonus during the prior three years (“Monthly Salary Amount”), multiplied by (2) the lesser of 36 and the number of months from the termination date until Mr. Deering’s 62nd birthday.

If Mr. Deering is terminated by the Company without Cause (as defined in the Retention Agreement) or Mr. Deering terminates his employment for Good Reason (defined in the Retention Agreement to include a Change of Control), then, in addition to other benefits, (a) all unvested stock options and restricted stock awards held by Mr. Deering will vest immediately, (b) the 2005-2007 Stock Grants will be accelerated (so that Mr. Deering will be entitled to receipt of any remaining portion of the 2005-2007 Stock Grants upon termination), (c) Mr. Deering will be entitled to receive his Accrued Annual Bonus and an amount equal to the product of 36 times the Monthly Salary Amount, (d) Mr. Deering will be entitled to the greater benefit of either (1) continuation until Mr. Deering attains age 63, of any health and welfare benefits and any long-term disability insurance generally provided to senior executives of the Company or (2) continuation of coverage under the Company’s welfare benefit plans (e.g. medical insurance plans) generally provided to full-time officers or employees of the Company at no cost for three years after Mr. Deering’s date of termination and (e) Mr. Deering will be entitled to enhanced retirement benefits consisting of three years’ additional benefits under the Company’s qualified and nonqualified Pension and Savings Plans (with the Pension Plan benefit calculated as if Mr. Deering were three years older).

If Mr. Deering’s employment terminates for any other reason, the unvested portion of the options granted to Mr. Deering pursuant to the Retention Agreement will be forfeited, he will not receive any further 2005-2007 Stock Grants, and he will not be entitled to any of the special benefits enumerated herein; and if such termination occurs prior to December 31, 2005, Mr. Deering will be required to repay the tax gross-up payment relating to the 1998 Restricted Stock.

Under the Retention Agreement, Mr. Deering also is entitled to certain pension benefits (see “Pension Plan” below) and to a gross-up for any federal golden parachute excise tax incurred in connection with any payment or distribution by the Company under the agreement. In addition, Mr. Deering has agreed, with certain exceptions, that until the earlier of three years following termination of his employment or January 31, 2009, he will not compete with the Company and its subsidiaries.

Change in Control Agreements

Effective October 25, 1999, the Company entered into change in control agreements (the “1999 CIC Agreements”) with Robert Minutoli, Duke S. Kassolis and Alton J. Scavo(1) in order to encourage them to remain with the Company in the event of a Change in Control of the Company (as defined in the CIC Agreements). The Board approved the 1999 CIC Agreements as being in the best interests of the Company. The term of the 1999 CIC Agreements is four years (subject to potential one-year extensions) or, if later, three years after a Change in Control. The 1999 CIC Agreements become operative only upon a Change in Control. Effective September 3, 2002, the Company entered into a change in control agreement with Mr. DeRosa (the “DeRosa Agreement”) to encourage him to remain with the Company in the event of a Change in Control of the Company. The Board approved the DeRosa Agreement as being in the best interests of the Company. The term of the DeRosa Agreement extends to October 25, 2004 or, if later, three years after a Change in Control.

Under the 1999 CIC Agreements, if the Company terminates the officer’s employment other than for Cause (as defined), death or disability, or if the officer terminates his employment for Good Reason (as defined), in each case after a Change in Control and during the term of his 1999 CIC Agreement, the officer is entitled to certain benefits (the “1999 CIC Benefits”). The 1999 CIC Benefits include, among others, a severance payment equal to three times the sum of the officer’s Annual Base Salary and Annual Bonus (both, as defined) and enhanced retirement benefits consisting of three years’ additional benefits under the Company’s qualified and nonqualified Pension and Savings Plans (with the Pension Plan benefit calculated as if the officer were three years older), continued coverage under the Company’s welfare benefit plans (e.g., medical insurance plans) for three years at no cost, vesting of all options and restricted stock, and forgiveness of any Company loans.(2)

Under the DeRosa Agreement, Mr. DeRosa would receive the 1999 CIC Benefits (excluding forgiveness of Company loans)(3) if, during the initial eighteen month term of the DeRosa Agreement or on or after a Change in Control during the term of the DeRosa Agreement, the Company terminates his employment other than for Cause or if he terminates his employment for Good Reason.

(1)	The Company also has a 1999 CIC Agreement with Daniel C. Van Epp.
(2)	None of the officers with 1999 CIC Agreements has any outstanding loan from the Company, and the Company will not make further loans to executive officers.
(3)	Mr. DeRosa does not have any outstanding loan from the Company.

Under the 1999 CIC Agreements and the DeRosa Agreement, each officer is entitled to gross-up for any federal golden parachute excise tax incurred in connection with any payment or distribution by the Company pursuant to such agreements.

On December 4, 2003, the Board approved, as being in the best interests of the Company, new change in control agreements (the “2004 CIC Agreements”) with various of its officers[4] in order to encourage them to remain with the Company in the event of a Change in Control of the Company (as defined in the 2004 CIC Agreements). The term of the 2004 CIC Agreements will be four years (subject to potential one-year extensions) or, if later, three years after a Change in Control. Except for the covenants of non-competition, non-solicitation and cooperation described below, the 2004 CIC Agreements become operative only upon a Change in Control.

Under the 2004 CIC Agreements, if the Company terminates the officer’s employment other than for Cause (as defined), death or disability, or if the officer terminates his or her employment for Good Reason (as defined), in each case after a Change in Control and during the term of his or her 2004 CIC Agreement, the officer is entitled to certain benefits (the “2004 CIC Benefits”). In the case of Messrs. DeRosa, Kassolis, Minutoli and Scavo, the 2004 CIC Benefits would include, among others, a severance payment equal to three times the sum of the officer’s annual base salary and annual target bonus (both, as defined), enhanced retirement benefits consisting of three years’ additional benefits under the Company’s qualified and nonqualified Savings Plans and continued coverage under the Company’s welfare benefit plans (e.g., medical insurance plans) for three years at no cost, and vesting of all options and restricted stock.

In the case of Messrs. Ball, Brocato, Fitzpatrick, Glenn, Hecht and McLaughlin, and Mmes. Dayton, Hart, Hullinger and Lundquist, the 2004 CIC Benefits include, among others, a severance payment equal to twice the sum of the officer’s annual base salary and annual target bonus, enhanced retirement benefits consisting of two years’ additional benefits under the Company’s qualified and non-qualified Savings Plans and continued coverage under the Company’s welfare benefit plans for two years at no cost, and vesting of all options and restricted stock.

Under the 2004 CIC Agreements, each officer is entitled to gross-up for any federal golden parachute excise tax incurred in connection with any payment or distribution by the Company pursuant to such agreements. However, if a reduction in payments in respect of the officer of 10% or less would cause no excise to be payable in respect of that officer, then the officer will not be entitled to a gross-up payment and payments to the officer would be reduced to the extent necessary so that the payments shall not be subject to the excise tax.

(4)	In addition to the named executive officers, the officers to receive 2004 CIC Agreements are: F. Scott Ball, Laurence A. Brocato, Patricia H. Dayton, Thomas M. Fitzpatrick, Gordon H. Glenn, William Y. Hecht, Elizabeth A. Hullinger, Melanie M. Lundquist and John G. McLaughlin, all Senior Vice-Presidents of the Company, and Kathleen M. Hart, Vice-President, Human Resources and Administrative Services. When executed by Messrs. Minutoli, Kassolis and Scavo, the 2004 CIC Agreements would supersede the 1999 CIC Agreements effective between the Company and each of them and when executed by Mr. DeRosa, his 2004 CIC Agreement would supersede the DeRosa Agreement.

Notwithstanding any provision of the 2004 CIC Agreements to the contrary, in the event the total aggregate cash value of payments and benefits that are “parachute payments” (within the meaning of federal golden parachute provisions) payable under the Deering Retention Agreement, the DeRosa Agreement (to the extent still in effect), the 1999 CIC Agreements (to the extent still in effect) and 2004 CIC Agreements (as determined immediately following the Change in Control and assuming that Mr. Deering’s employment and all such officers’ employment have been terminated immediately following the Change in Control under circumstances that entitle them to such payments (the “Total Executive Payments”) exceeds 2% of the value of the Change in Control transaction at the time of the Change in Control (including the value of in-the-money stock options), then the payments to be made under the 2004 CIC Agreements will be reduced pro rata to the extent necessary so that Total Executive Payments shall not exceed 2% of the value of the Change in Control transaction.

The 2004 CIC Agreements also will include covenants of non-competition and non-solicitation which are effective upon the effective date of the 2004 CIC Agreements and continue until two years following termination of the officer’s employment by the Company for Cause, or by the officer other than for Good Reason, and a covenant of cooperation for a period of 12 months following termination.

With respect to Mr. Deering, Mr. DeRosa and the officers with 1999 or 2004 CIC Agreements, in addition to the provisions in the Deering Retention Agreement, the DeRosa Agreement and the 1999 and 2004 CIC Agreements, all stock option grants and stock bonus awards under the Company’s Stock Option, Stock Bonus and Stock Incentive Plans provide that any non-vested portion of a stock option grant will vest and any remaining restrictions upon bonus stock shares will be released if the officer dies, becomes disabled, retires on or after the normal retirement age of 62 or is discharged without Good Cause (which is defined to include certain changes of control of the Company). If such an event were to occur with respect to a named executive officer, all stock options not yet exercisable, including those set forth above in the table captioned “Aggregated Option Exercises in Last Fiscal Year and Option Values at December 31, 2003,” would vest. In addition, Mr. Deering would have forfeiture restrictions released              shares of bonus stock; Mr. DeRosa would have forfeiture restrictions released on              shares of bonus stock; Mr. Kassolis would have forfeiture restrictions released on              shares of bonus stock, Mr. Minutoli would have forfeiture restrictions released on              shares of bonus stock; and Mr. Scavo would have forfeiture restrictions released on              shares of bonus stock.

Non-Discriminatory Severance Plan

The Company also has a severance plan available on a non-discriminatory basis to all employees, including executive officers, that provides benefits for involuntary terminations of employment, except for discharges for cause or disciplinary reasons. Severance pay generally is equal to one week’s salary for each six months of service performed in the first three years of employment and one week’s salary for each year of service from the fourth through ninth years. Once an employee has reached his or her tenth year anniversary date with the Company, severance will be two weeks for every full year of service from the date of hire. Group medical and life insurance coverage also are continued at no cost to the individual for up to 90 days.

PENSION PLAN

Other than Mr. DeRosa, the executive officers named in the Summary Compensation Table participate in the Company’s noncontributory Pension Plan (the “Pension Plan”). As of January 1, 2003, the Pension Plan provided for a combination of “past service” benefits and “future service” benefits. The past service benefit is the product of (1)(a) 1.15% of the employee’s highest average annual Compensation or Cash Compensation for any three consecutive years of service during the five-year period ended on December 31, 2001, which is not in excess of the Social Security covered compensation level plus (b) 1.65% of the employee’s highest average annual Compensation or Cash Compensation for any three consecutive years of service during the five-year period ended on December 31, 2001, which exceeds the Social Security covered compensation level, multiplied by (2) the employee’s years of service prior to January 1, 2002. For each year of service commencing after December 31, 2001 (future service), and continuing until the discontinuance of further benefits referenced below, the employee receives an annual benefit of (1) 1.15% of the employee’s Cash Compensation which is not in excess of the Social Security covered compensation level plus (2) 1.65% of the employee’s Cash Compensation which exceeds the Social Security covered compensation level.

The Company also maintains a supplemental plan (the “Supplemental Plan”) in part to provide for retirement benefits to eligible employees whose pension benefit under the Pension Plan would be limited to amounts less than the Pension Plan would normally provide due to tax and pension laws enacted since 1982. The Supplemental Plan is a nonqualified, unfunded plan, and benefits are payable from the general assets of the Company. A primary purpose of the Supplemental Plan is to insure that the total retirement benefits of affected employees payable under both the Pension Plan and the Supplemental Plan (collectively, the “Plans”) are determined on the same basis, so that the retirement benefits to be received are no more or less than what could have been received under the Pension Plan but for the enactment since 1982 of federal tax and pension laws limiting such benefits.

At its February 20, 2003 meeting, the Board of Directors approved discontinuing further benefit accruals under the Plans and effective April 21, 2003, the cumulative benefits that all employees had earned to that point were frozen.

After giving effect to the freezing of benefits effective April 21, 2003, Messrs. Deering, Minutoli, Kassolis and Scavo have, respectively, 30, 24, 22 and 34 credited years of service under the Plans for benefit accrual purposes, and, the estimated annual benefits payable under such Plans at the normal retirement age of 62 are $253,989, $232,826 and $317,730 respectively. Mr. Deering’s estimated annual benefit payable under the Plans and his Retention Agreement at the normal retirement age of 62 (assuming average annual qualifying compensation of $2,340,794) would be $1,287,437.(1)

(1)	Under the Retention Agreement with Mr. Deering, if (a) Mr. Deering’s employment is terminated for death or disability, without Cause or by Mr. Deering for Good Reason; (b) Mr. Deering retires at or after age 62 (and such retirement shall itself not be a breach of the Retention Agreement) and upon fulfillment of the terms of the Retention Agreement; or (c) Mr. Deering effects a Voluntary Termination after age 60 but before age 62, Mr. Deering’s retirement benefits will be increased to an amount not less than 55% of Mr. Deering’s Cash Compensation (as defined in the Pension Plan and to include salary and bonus only) with annual “updates” as of December 31 of each year so that “past service” benefits are calculated with reference to Mr. Deering’s highest average annual qualifying compensation for any three consecutive years of service during the five-year period ending on December 31 of the calendar year prior to retirement or termination.

On February 26, 2004, the Board approved the termination of the Pension Plan effective May 1, 2004, subject to compliance with applicable laws and regulations (including necessary governmental and/or agency approvals), and the Company’s final determination to terminate the Pension Plan. Although it is not possible to predict exactly when necessary governmental and/or agency approvals will be obtained, the Company anticipates that this will occur during the course of 2004 so that a final determination to terminate the Pension Plan could be made and Pension Plan assets can be distributed to participants by year-end 2004.

On February 26, 2004, the Board also approved the merger of the Supplemental Plan into the Company’s non-qualified Excess Savings Plan as of a date to be determined by the Company, which is expected to coordinate with consummation of the Pension Plan termination described above and the commencement of distribution of Pension Plan assets. The effect of the merger will be to convert Supplemental Plan benefits as of the merger into account balances to be maintained as sub-accounts in the Excess Savings Plan.

All benefits payable under the Pension Plan are subject to certain limitations contained in the Internal Revenue Code of 1986 and the regulations promulgated thereunder. The limit on annual benefits for 2003 was $160,000 as to any individual who retired at his or her social security retirement age.

DIRECTORS’ FEES AND OTHER TRANSACTIONS

Under current Company policy, an annual fee of $40,000 is paid to the non-employee directors of the Company. Members of the Audit and Compensation Committees receive an annual committee fee of $20,000, and members of the Nominating/Governance Committee receive an annual committee fee of $10,000. Members of the Executive Committee do not receive a committee fee. The Chairs of the Audit, Compensation and Nominating/Governance Committees receive an additional annual fee of $5,000. No fees are paid for attendance at Board or Committee meetings.

Non-employee directors receive 500 shares of Common Stock upon their initial election to the Board. Each continuing director receives an additional 800-share stock grant annually.

The Company previously provided credits to a nonqualified Company Common Stock account established for each non-employee director. In May 1996, each director’s account was credited with an amount equal to 10% of the annual fee for each prior year of service on the Board, which amount was deemed to be invested in Company Common Stock. In addition, the director thereafter received quarterly credits to his or her account equal to 2-1/2% of the current annual fee. Effective January 1, 2003, the Company no longer provides credits to these Common Stock accounts. Upon retirement from the Board or death, each director is entitled to receive the value of his or her account, but no director will receive less than an amount equal to the then present value of the payments such director would have received under the directors’ retirement plan that was terminated in 1996.

Platt W. Davis, III is a partner in Vinson & Elkins, L.L.P., and his interest in the matter described in the next sentence arises solely from such position. From time to time, Vinson & Elkins, L.L.P. provides legal services to the Company and its subsidiaries and affiliates. Mr. Davis has provided no such services personally.

Mark R. Tercek is a Managing Director of Goldman, Sachs & Co. (“Goldman, Sachs”). From time to time, Goldman, Sachs provides investment banking and advisory services to the Company and its subsidiaries and affiliates. Goldman, Sachs also from time to time participates as a lender in certain subsidiary debt secured by mortgages on property. Mr. Tercek’s interest in these matters arises solely from his position as a Managing Director of Goldman, Sachs.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors was composed during 2003 and in 2004 until March 14 of Messrs. Schipke (Chairman), Benson, Davis, Tercek and Vlak. The Board has adopted a written charter for the Audit Committee. Each year the Audit Committee appoints the Company’s independent public accountants. The Audit Committee has received and reviewed the written disclosures in the letter from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent public accountants that firm’s independence from the Company. The Audit Committee has also discussed with the independent public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2003 and related matters with management and the Company’s independent public accountants, reviewed the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and reviewed such accounting and auditing issues concerning the Company and its subsidiaries and affiliates as the Audit Committee deemed appropriate. Based on these discussions and reviews, the Audit Committee has recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2003 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Audit Committee held four regular meetings and three telephonic meetings during 2003.

Roger W. Schipke, Chair	Mark R. Tercek
David H. Benson	Gerard J.M. Vlak
Platt W. Davis, III

INDEPENDENT PUBLIC ACCOUNTANTS

The Board first appointed the predecessor of KPMG LLP as the Company’s auditor in December 1956. The Board, upon recommendation of the Audit Committee, selected KPMG LLP as its principal accountant for fiscal year 2003. The Audit Committee has appointed KPMG LLP as the Company’s principal accountant for 2004. The audit services rendered by KPMG LLP for the fiscal year ended December 31, 2003 included the audit of the consolidated financial statements of the Company and subsidiaries, and separate audits of certain subsidiaries and affiliates, reviews of unaudited quarterly financial information, and audit services provided in connection with registration statements filed with the SEC and other statutory and regulatory filings or engagements.

Representatives of KPMG LLP will attend the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions submitted by stockholders.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for fiscal years 2003 and 2002, and fees billed for audit related services, tax services, and all other services rendered by KPMG LLP in fiscal years 2003 and 2002.

	In Thousands
	2002	2003
Audit fees	$3,264	$3,829
Audit related fees (1)	63	326

Audit and audit related fees	3,327	4,155
Tax fees (2)	165	190
All other fees (3)	218	—

Total fees (4)	$3,710	$4,345

(1)	Audit related fees in 2003 consist principally of fees for assistance in documenting internal control policies and procedures over financial reporting, due diligence pertaining to a property acquisition, technical accounting research for proposed transactions and audits of certain employee benefit plans. Audit related fees in 2002 consist principally of technical accounting research for proposed transaction and audits of certain employee benefit plans.
(2)	Tax fees in 2002 and 2003 consist of tax advisory and compliance services and executive tax return preparation services.
(3)	All other fees in 2002 consist of information systems security and control reviews and project management assistance with respect to time and expense system.
(4)	Total fees for 2002 and 2003 exclude $150,000 paid to KPMG for audits of merchants’ associations not consolidated by the Company. These fees are paid by the merchants’ associations. The Company maintains the financial records of the merchants’ associations.

The Audit Committee considered whether the provision by KPMG LLP of the services described above was compatible with maintaining KPMG LLP’s independence in the conduct of its auditing functions and determined that it was.

Each year at its February meeting, the Audit Committee reviews and discusses the fees of KPMG LLP for the prior year and its proposed fees for the upcoming year. The Committee pre-approves all audit and permissible non-audit services for the year and this pre-approval is detailed as to particular services or categories of services and subject to an annual budget of fees. Throughout the year the Committee reviews the fees actually earned and revised budgets. The Audit Committee has delegated to its Chair the authority to approve interim fee increases and specific services arising between quarterly Committee meetings, which interim increases and specific services are to be reported to and ratified by the Committee at its next meeting. The Committee believes that this process allows for continual review as well as flexibility to respond to changing circumstances. All audit services, audit related services, tax services, and other services provided by KPMG LLP for 2003 were pre-approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Duke S. Kassolis, an Executive Vice President of the Company, inadvertently failed to report on a Form 5 a gift of 200 shares of Company Common Stock to his daughter on June 9, 2000. Mr. Kassolis reported the gift on a Form 4 filed on June 5, 2003.

AMENDMENT OF CHARTER

The Board of Directors has unanimously recommended and declared advisable the adoption of a Charter amendment to increase the number of authorized shares of Common Stock from 250,000,000 to 500,000,000 shares.

Under its current charter, the Company is authorized to issue 250,000,000 shares of Common Stock. As of March 10, 2004, the Company had approximately 124 million shares of Common Stock outstanding or reserved for issuance. Shares are reserved for issuance under the Company’s stock incentive plans and under the Contingent Stock Agreement in connection with the 1996 acquisition of The Hughes Corporation.

As amended, Article Fifth, Section A of the Company’s Charter would read as follows:

(A)	The total number of shares of stock of all classes that the Company has authority to issue is Five Hundred Fifty Million (550,000,000) shares, having an aggregate par value of Five Million Five Hundred Thousand Dollars ($5,500,000), divided into (i) Fifty Million (50,000,000) shares of the par value of One Cent ($. 01) per share of Preferred Stock, having an aggregate par value of Five Hundred Thousand Dollars ($500,000), of which Ten Million (10,000,000) shares have been classified Increasing Rate Cumulative Preferred Stock, and (ii) Five Hundred Million (500,000,000) shares of the par value of One Cent ($. 01) per share of Common Stock, having an aggregate par value of Five Million Dollars ($5,000,000).

Our Board of Directors recommends a vote FOR this proposal.

If the amendment is adopted, approximately 376 million shares of Common Stock in addition to those that were outstanding or reserved for specific uses as of March 10, 2004 would be available for future issuance without further stockholder approval, except as required by applicable law or regulation. Under the Company’s

Charter, stockholders do not have preemptive rights. The additional Common Stock to be authorized by adoption of the amendment would have the same rights as the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company’s Common Stock outstanding, such as dilution of earnings per share and the voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of Articles of Amendment of the Company’s Articles of Incorporation with the Secretary of State of the State of Maryland.

The Board believes it desirable to increase the number of authorized but unissued shares to provide flexibility to use the Company’s capital stock for business and financial purposes in the future. The additional shares may be used without further stockholder approval, except as required by applicable law or regulation, for various purposes, including, without limitation, raising capital, including issuing securities convertible into Common Stock, equity incentives to employees, officers or directors, acquisitions, stock splits, stock dividends, and other corporate purposes.

The Company has no present plans or negotiations, agreements, understandings or arrangements for the issuance of any portion of the additional shares of Common Stock for which approval is sought.

In addition, the issuance of shares in some instances may have the effect of forestalling a merger, tender offer, proxy contest, assumption of control by a holder of a large block of Common Stock or the removal of our incumbent management. The Board of Directors does not intend or view the increase in authorized capital stock as an anti-takeover measure, and we are not aware of any proposed or contemplated transaction of this type.

STOCKHOLDER PROPOSAL

The Massachusetts State Carpenters Pension Fund, 350 Fordham Road, Wilmington, Massachusetts 01887, owner of approximately 1,400 shares of Common Stock, has notified us that it intends to present the following proposal at this year’s meeting:

Separate Chairman and Chief Executive Officer Positions

Resolved: That the shareholders of The Rouse Company (“Company”) urge the Board of Directors to take the necessary steps to amend the by-laws to require that, subject to any presently existing contractual obligations of the Company, the Chairman of the Board of Directors shall not concurrently serve as the Chief Executive Officer.

Supporting Statement: The Board of Directors is elected by shareholders to oversee management and its Chairman provides leadership for the Board. The Business Roundtable has noted that “the paramount duty of the board of directors is to select a Chief Executive Officer and to oversee the CEO and other senior management” The Business Roundtable, Principles of Corporate Governance, May 2002.

We believe that to be effective a board of directors must be led by a Chairman who is independent of management for, in our opinion, having the same individual serve as both Chairman and CEO necessarily impairs the Chairman’s ability to hold the CEO accountable.

The Conference Board recently issued a report on corporate governance. The Commission’s members included John Snow, U.S. Treasury Secretary and Former Chairman of CSX Corporation; John Bogle, the Founder and former Chairman of Vanguard Group; Arthur Levitt Jr., former SEC Chairman; and former Federal Reserve System Chairman Paul Volcker. Its report stated:

The Commission is profoundly troubled by the corporate scandals of the recent past. The primary concern in many of these situations is that strong CEOs appear to have exerted a dominant influence over their boards, often stifling the efforts of directors to play the central oversight role needed to ensure a healthy system of corporate governance. . .

The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served. The Conference Board Commission on Public Trust and Private Enterprise, Findings and Recommendations, Jan. 9, 2003.

The Report discussed three principal approaches to provide the appropriate balance between board and CEO functions, including:

The roles of Chairman and CEO would be performed by two separate individuals, and the Chairman would be one of the independent directors. The Commission recommends that each corporation give careful consideration, based on its particular circumstances, to separating the offices of the Chairman and Chief Executive Officer. The Commission believes that separating the positions of Chairman and CEO is fully consistent with the objectives of the [Sarbanes-Oxley] Act, the proposed New York Stock Exchange listing requirements, and the proposed NASDAQ requirements, and that separating the roles of Chairman and CEO enhances implementation of the Act and stock exchange reforms.

Our Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board strongly endorses the view that one of its primary functions is to protect stockholders’ interests by providing independent oversight of the management of the Company, including the Chief Executive Officer, and firmly believes that its current governance structure ensures effective oversight in that regard. The Board believes that there is no consistent evidence that shows that separating the CEO and Chairman positions improves either a company’s performance or the ability of its board to effectively oversee the CEO. Moreover, the Board believes that the proposal ignores other problems that could arise from the separation of the chairman and the CEO positions, including the potential for confusion as to leadership both within and outside the Company.

The Board believes that our current board structure, which permits the offices of the Chairman of the Board and Chief Executive Officer to be held by the same person, best serves the interests of the Company and our stockholders. The Board does not believe that adoption of a rule requiring a separation of those roles would serve our stockholders’ interests. Our CEO currently serves as the Chairman of the Board because our Board, composed entirely of non-management directors other than Mr. Deering, believes that it is in the interests of our stockholders that he do so. Our Board, which has the responsibility to provide our Company with the most effective leadership possible, believes that the arbitrary exclusion of any member of the Board from eligibility to serve as our Chairman would be contrary to the Company’s best interest.

Our current structure gives our Board the flexibility to decide on a case by case basis whether the CEO should be the Chairman of the Board. While in some circumstances it may be appropriate to separate the roles of Chairman and CEO (and this has occurred in the Company at several times in the past), the Board believes that the Company is best served at this time by having one person, Mr. Deering, serve as Chairman of the Board and CEO, acting as the link between the Board and the operating organization and providing critical leadership for the strategic objectives of the Company.

The proponent cites the report of The Business Roundtable, Principles of Corporate Governance, in support of its proposal. However, the proponent fails to note the report’s conclusions on the separation of the CEO and Board Chairman positions:

“Most American corporations are well served by a structure in which the CEO also serves as chairman of the board. The CEO serves as a bridge between management and the board, ensuring that both act with a common purpose. Some corporations have found it useful to separate the roles of CEO and chairman of the board to provide continuity of leadership in times of transition. Each corporation should make its own determination of what leadership structure works best, given its present and anticipated circumstances.”

The Conference Board Commission cited by the proponent acknowledges the establishment of a “Lead Independent Director” or “Presiding Director” position as an alternative to separation of the offices of Chairman of the Board and CEO. The non-management Directors of the Board meet in executive session on or about the date of each of the Board’s regularly scheduled meetings without any Management Directors and any other members of Management who might otherwise be present. The independent Board Committee Chairs rotate as presiding member at these executive independent sessions. The presiding member establishes the agenda for each executive session.

The Board, including the Chairman, is bound by fiduciary obligations under the law and is committed to high standards of corporate governance. Over the past year, the Board has implemented various practices and procedures to further strengthen the Company’s corporate governance. Among other things, the Board has adopted corporate governance principles that call for Board oversight of management and evaluation of CEO performance, along with Codes of Ethics for the Board and the Company’s senior financial officers, including the CEO. Moreover, all members of the Audit Committee, the Nominating/Governance Committee and the Compensation Committee have been and will be independent under the applicable standards. Further, the Company’s current practice of having one individual perform the role of Chairman and CEO is consistent with current U.S. laws (including the Sarbanes-Oxley Act, recently promulgated SEC regulations and the listing standards of the NYSE).

The Board believes that success is promoted by active and independent directors and loyal and hardworking executives who act consistently with a strong set of corporate governance and ethical guidelines. More important than any particular “one-size-fits-all” Board structure is an overall corporate governance structure that, in its totality, properly balances the power between the CEO and the Board. For the reasons described above, the Board believes that it is not appropriate to impose an absolute rule requiring that the Chairman of the Board shall not serve concurrently as CEO. The Board will continue to monitor developments in corporate governance practices and apply practices that it believes best serve the interests of stockholders.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

The Company provides all stockholders with the opportunity, under certain circumstances and consistent with the rules of the SEC, to participate in the governance of the Company by submitting proposals that they believe merit consideration at the Annual Meeting of Stockholders to be held in May 2005. To enable management adequately to analyze and respond to proposals stockholders wish to have included in the proxy statement and proxy card for that meeting, SEC Rule 14a-8 requires that such proposals be received by the Company no later than December [            ], 2004. Any stockholder proposals for that meeting that are submitted outside the processes of SEC Rule 14a-8 will be considered “untimely” for purposes of SEC Rule 14a-4(c)1 if they are received by the Company after February [            ], 2005. Proxies solicited by the Board for the Annual Meeting of Stockholders to be held in May 2005 may confer discretionary authority to vote on any such untimely stockholder proposals without express direction from stockholders giving such proxies. All stockholder proposals must be addressed to the attention of the Secretary at the Company’s principal executive offices in Columbia, Maryland.

OTHER MATTERS

Management is not aware of any other matters that will be brought before the meeting. If any matters properly come before the meeting, to the extent permitted by the rules of the SEC, the proxy holders will vote in accordance with their judgment as to the best interests of the Company with respect to such matters.

If you share an address with another stockholder, you may receive only one set of proxy materials (including the Company’s annual report to stockholders, 2003 Form 10-K and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may write or call the Company to request a separate copy of these materials from:

The Rouse Company

Attn: Investor Relations

10275 Little Patuxent Parkway

Columbia, Maryland, 21044-3456

Tel: 410-992-6000

http://www.therousecompany.com

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call the Company at the above address and phone number to request delivery of a single copy of these materials.

EXHIBIT A

THE ROUSE COMPANY

Amended and Restated Charter of the Audit Committee

of the Board of Directors

I.	Purposes; Authority

A.	The Audit Committee (the “Committee”) is appointed by or with the concurrence of the Board of Directors of The Rouse Company (the “Company”) to assist the Board in fulfilling its oversight responsibilities regarding the Company. The Committee’s primary purposes are to:

1.	Assist Board oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, and (d) the performance of the Company’s internal audit function (“Internal Audit”) and independent auditors; and

2.	Prepare the report required by the Securities and Exchange Commission (“SEC”)’s proxy rules to be included in the Company’s annual proxy statement, or if the Company does not file a proxy statement, in the Company’s annual report filed on Form 10-K with the SEC.

B.	The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it shall have direct access to the independent auditors, Internal Audit and anyone else in the Company. The Committee shall have sole authority to retain, at the Company’s expense, such special legal, accounting, or other advisors, consultants or experts as the Committee deems necessary in the performance of its duties.

C.	Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. The members of the Committee are not full-time employees of the Company, and individual members may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve on the Committee in such capacity. Consequently, it is not the duty of the Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of Management and the Company’s independent auditors, on whom the Committee is entitled to rely.

II.	Audit Committee Composition and Meetings

A.	The Committee shall be comprised of three or more directors as determined by the Board.

B.	All members of the Committee shall satisfy the applicable requirements of The New York Stock Exchange and other regulatory requirements.

C.	All members of the Committee shall be financially literate. To be financially literate, a person shall be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.

D.	Committee members shall be appointed by or with the concurrence of, and serve at the pleasure of, the Board. Committee members shall have the qualifications specified in this Charter and shall meet any other requirements of the New York Stock Exchange and other regulatory requirements.

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E.	The Board shall appoint a Chairman who will preside at Committee meetings and report on behalf of the Committee to the Board. If the Chairman is not present at a meeting, the member with the longest service on the Committee shall serve as the Chairman for that meeting.

F.	The Committee generally will have four regularly scheduled meetings annually, but may meet more frequently as circumstances dictate. In addition to regularly scheduled meetings, the Committee shall meet at the request of any member. The Committee shall meet privately in executive session at least annually with the Director of Internal Audit and the independent auditors. In addition, the Committee shall meet privately in executive session at any time upon the request of management, the Director of Internal Audit or the independent auditors.

III.	Audit Committee Responsibilities and Duties

The Committee’s specific responsibilities and duties shall include the following:

A.	Independent Auditors.

1.	Directly appoint, retain and terminate the Company’s independent auditors.

2.	At least annually, obtain and review a report by the independent auditors describing: The firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

3.	Determine hiring policies for employees or former employees of the independent auditors.

B.	Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.	Annually, review the Company’s business and financial risks to ensure that the Company’s significant risks are being adequately addressed by the Company’s internal auditors, external auditors, compliance officer, outside counsel and/or other appropriate parties.

3.	Review the Company’s annual audited financial statements and quarterly financial statements, in draft and substantially final form prior to filing or public distribution. Review should include discussion with Management and independent auditors of significant issues regarding accounting principles, practices and judgments and discussions with the independent auditors about the quality of the accounting principles as applied in the preparation of the Company’s financial statements, and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If significant issues are identified prior to filing or public distribution of the financial statements, the Committee shall be informed of these issues and shall meet to review them.

4.

With respect to the Company’s annual and quarterly financial statements, discuss any items required to be communicated by the independent auditors in accordance with Statement on Auditing Standards Number 61. The Committee also should review and discuss the internal audit report issued regarding the Company’s process for providing CEO and CFO certifications of its annual and quarterly financial statements. The Chairman of the Committee may represent the

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entire Committee for purposes of this discussion for issues arising after the Committee’s discussion of the annual and quarterly financial statements, after making reasonable efforts to poll a majority of members of the Committee to obtain their views.

5.	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

6.	In consultation with Management, the independent auditors, and Internal Audit, consider the integrity of the Company’s financial reporting processes and controls. Review recommendations presented by the independent auditors in their “management letter,” including the status of previous recommendations, together with management’s responses.

7.	Review the independent auditors’ audit plan and discuss the general audit approach, scope, staffing and reliance upon management and Internal Audit.

8.	Periodically review the Company’s Business Conduct and Ethics Policy and the Company’s program for implementing and monitoring compliance with it.

C.	Internal Audit Department; Legal Compliance and Risk Management.

1.	Review an annual report from Internal Audit regarding its activities, audit plan, budget and staffing, and periodic reports identifying any change therein. Review the Company’s process for ensuring compliance with its Business Conduct and Ethics Policy. Review any significant reports prepared for management by Internal Audit and management’s response and follow-up to these reports.

2.	On at least an annual basis, review with the Company’s counsel any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

3.	Periodically discuss policies with respect to risk assessment, risk management and the structure and utilization of Internal Audit.

4.	Meet separately, periodically, with management, with internal auditors and with independent auditors.

D.	Other Audit Committee Responsibilities

1.	Prepare a report to stockholders to be included in the Company’s annual proxy statement as required by SEC regulations.

2.	Annually conduct a Committee performance evaluation and report to the Board on the Committee’s activities. Provide the Board with such additional reports as are appropriate.

3.	Establish procedures for:

(a)	the receipt, retention, and treatment of complaints received by the Company or Management regarding accounting, internal accounting controls, or auditing matters; and

(b)	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

4.	Report regularly to the Board of Directors.

5.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board deems necessary or appropriate.

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                             DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
        (Please sign, date and return
        this proxy in the enclosed
        postage prepaid envelope.)                 [x]
                                        Votes must be indicated
                                        (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR the election of all nominees for directors.

(a)  Election of Directors to hold office until the Annual Meeting of
     Stockholders that is to be held in 2007 or until their respective successors are duly elected and qualify;

     FOR all nominees  [ ]   WITHHOLD AUTHORITY to vote  [ ]    *EXCEPTIONS  [ ]
     listed below            for all nominees listed below

Nominees: Jeremiah E. Casey and Roger W. Schipke

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ___________________________________________________________________

                                                FOR      AGAINST      ABSTAIN
(b) Consideration of a proposal by the
    Board of Directors to Amend the Charter     [ ]        [ ]          [ ]
    of The Rouse Company to increase the
    total number of authorized shares of
    stock of The Rouse Company (the Board of
    Directors recommends a vote FOR the
    proposal);
                                                FOR      AGAINST      ABSTAIN
(c) Consideration of a stockholder
    proposal relating to separating the         [ ]        [ ]          [ ]
    positions of Chairman of the Board and
    Chief Executive Officer (the Board of
    Directors recommends a vote AGAINST the
    proposal);

(d) IN THEIR DISCRETION on such other
    matters as may properly come before the
    meeting, including, but not limited to,
    the election of one or more persons to
    fill any vacancy that exists on the
    Board of Directors at the time of the
    Annual Meeting of Stockholders or any
    adjournments or postponements thereof.

                               To change your address, please mark this box. [ ]

                              To include any comments, please mark this box. [ ]

---------------------------------------
S C A N L I N E
---------------------------------------

(Execute proxy exactly as your name appears on this form. If stock is registered in more than one name, each joint owner should sign. When signing as trustee, executor or other fiduciary, please so indicate.)

------------------------------------------   -----------------------------------
    Date     Share Owner sign here              Co-Owner sign here

                               THE ROUSE COMPANY

              Proxy Solicited on Behalf of the Board of Directors-
                   Annual Meeting of Stockholders-May 6, 2004

     The undersigned holder of the Common Stock of The Rouse Company (the
"Company") acknowledges receipt of the Proxy Statement and Notice of Annual
Meeting of Stockholders, dated April __, 2004, and hereby constitutes and appoints Anthony W. Deering, Chairman of the Board, President and Chief
Executive Officer of the Company, and Gordon H. Glenn, Senior Vice President,
General Counsel and Secretary of the Company, or either of them acting singly in the absence of the other, the true and lawful proxy or proxies for and in the name of the undersigned to vote the shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be
held on Thursday, May 6, 2004, and at any adjournments or postponements thereof.

     Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on this proxy. In the absence of specific instructions, proxies will be voted FOR the election of Directors, in accordance with the Board's recommendation as to any proposal listed in the proxy statement and in the best discretion of the proxy holders as to any other matters.

(Continued, and to be signed and dated on the reverse side)

                                        THE ROUSE COMPANY
                                        P.O. BOX 11390
                                        NEW YORK, N.Y. 10203-0390

                             DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
        (Please sign, date and return
        this proxy in the enclosed
        postage prepaid envelope.)                 [x]
                                        Votes must be indicated
                                        (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR the election of all nominees for directors.

(a)  Election of Directors to hold office until the Annual Meeting of
     Stockholders that is to be held in 2007 or until their respective successors are duly elected and qualify;

     FOR all nominees  [ ]   WITHHOLD AUTHORITY to vote  [ ]    *EXCEPTIONS  [ ]
     listed below            for all nominees listed below

Nominees: Jeremiah E. Casey and Roger W. Schipke

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ___________________________________________________________________

                                                FOR      AGAINST      ABSTAIN
(b) Consideration of a proposal by the
    Board of Directors to Amend the Charter     [ ]        [ ]          [ ]
    of The Rouse Company to increase the
    total number of authorized shares of
    stock of The Rouse Company (the Board of
    Directors recommends a vote FOR the
    proposal);
                                                FOR      AGAINST      ABSTAIN
(c) Consideration of a stockholder
    proposal relating to separating the         [ ]        [ ]          [ ]
    positions of Chairman of the Board and
    Chief Executive Officer (the Board of
    Directors recommends a vote AGAINST the
    proposal);

(d) IN THEIR DISCRETION on such other
    matters as may properly come before the
    meeting, including, but not limited to,
    the election of one or more persons to
    fill any vacancy that exists on the
    Board of Directors at the time of the
    Annual Meeting of Stockholders or any
    adjournments or postponements thereof.

                               To change your address, please mark this box. [ ]

                              To include any comments, please mark this box. [ ]

---------------------------------------
S C A N L I N E
---------------------------------------

(Execute proxy exactly as your name appears on this form. If stock is registered in more than one name, each joint owner should sign. When signing as trustee, executor or other fiduciary, please so indicate.)

------------------------------------------   -----------------------------------
    Date     Share Owner sign here              Co-Owner sign here

                               THE ROUSE COMPANY

              Proxy Solicited on Behalf of the Board of Directors-
                   Annual Meeting of Stockholders-May 6, 2004

     The undersigned holder of the Common Stock of The Rouse Company (the
"Company") acknowledges receipt of the Proxy Statement and Notice of Annual
Meeting of Stockholders, dated April __, 2004, and hereby constitutes and appoints Anthony W. Deering, Chairman of the Board, President and Chief
Executive Officer of the Company, and Gordon H. Glenn, Senior Vice President,
General Counsel and Secretary of the Company, or either of them acting singly in the absence of the other, the true and lawful proxy or proxies for and in the name of the undersigned to vote the shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be
held on Thursday, May 6, 2004, and at any adjournments or postponements thereof.

     Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on this proxy. In the absence of specific instructions, proxies will be voted FOR the election of Directors, in accordance with the Board's recommendation as to any proposal listed in the proxy statement and in the best discretion of the proxy holders as to any other matters.

(Continued, and to be signed and dated on the reverse side)

                                        THE ROUSE COMPANY
                                        P.O. BOX 11390
                                        NEW YORK, N.Y. 10203-0390